EXHIBIT 99.5

Item 8.  Financial Statements and Supplementary Data

Index to Consolidated Financial Statements

Page

Consolidated Financial Statements as of September 3, 2009 and August 28, 2008 and for the fiscal years ended September 3, 2009, August 28, 2008 and August 30, 2007:

Consolidated Statements of Operations	F-2

Consolidated Balance Sheets	F-3

Consolidated Statements of Changes in Equity	F-4

Consolidated Statements of Cash Flows	F-5

Notes to Consolidated Financial Statements	F-6

Report of Independent Registered Public Accounting Firm	F-42

Financial Statement Schedule:

Schedule II – Valuation and Qualifying Accounts	F-43

MICRON TECHNOLOGY, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions except per share amounts)

For the year ended	September 3, 2009	August 28, 2008	August 30, 2007

Net sales	$4,803	$5,841	$5,688
Cost of goods sold	5,243	5,896	4,610
Gross margin	(440)	(55)	1,078

Selling, general and administrative	354	455	610
Research and development	647	680	805
Restructure	70	33	19
Goodwill impairment	58	463	--
Other operating (income) expense, net	107	(91)	(76)
Operating loss	(1,676)	(1,595)	(280)

Interest income	22	79	143
Interest expense	(182)	(118)	(51)
Other non-operating income (expense), net	(16)	(13)	9
	(1,852)	(1,647)	(179)

Income tax (provision)	(1)	(18)	(30)
Equity in net losses of equity method investees, net of tax	(140)	--	--
Net loss	(1,993)	(1,665)	(209)

Net income (loss) attributable to noncontrolling interests	111	10	(122)
Net loss attributable to Micron	$(1,882)	$(1,655)	$(331)

Loss per share:
Basic	$(2.35)	$(2.14)	$(0.43)
Diluted	(2.35)	(2.14)	(0.43)

Number of shares used in per share calculations:
Basic	800.7	772.5	769.1
Diluted	800.7	772.5	769.1

See accompanying notes to consolidated financial statements.

MICRON TECHNOLOGY, INC.

CONSOLIDATED BALANCE SHEETS
(in millions except par value amounts)

As of	September 3, 2009	August 28, 2008

Assets
Cash and equivalents	$1,485	$1,243
Short-term investments	--	119
Receivables	798	1,032
Inventories	987	1,291
Other current assets	74	94
Total current assets	3,344	3,779
Intangible assets, net	344	364
Property, plant and equipment, net	7,089	8,819
Equity method investments	315	84
Other assets	367	386
Total assets	$11,459	$13,432

Liabilities and equity
Accounts payable and accrued expenses	$1,037	$1,111
Deferred income	209	114
Equipment purchase contracts	222	98
Current portion of long-term debt	424	275
Total current liabilities	1,892	1,598
Long-term debt	2,379	2,106
Other liabilities	249	338
Total liabilities	4,520	4,042

Commitments and contingencies

Micron shareholders’ equity:
Common stock, $0.10 par value, authorized 3,000 shares, issued and outstanding 848.7 million and 761.1 million shares, respectively	85	76
Additional capital	7,257	6,960
Accumulated deficit	(2,385)	(503)
Accumulated other comprehensive (loss)	(4)	(8)
Total Micron shareholders’ equity	4,953	6,525
Noncontrolling interests in subsidiaries	1,986	2,865
Total equity	6,939	9,390
Total liabilities and equity	$11,459	$13,432

See accompanying notes to consolidated financial statements.

MICRON TECHNOLOGY, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY
(in millions)

	Micron Shareholders
	Common Stock		Additional Capital	Retained Earnings (Accumulated) Deficit	Accumulated Other Comprehensive Income (Loss)	Total Micron Shareholders’ Equity	Noncontrolling Interests in Subsidiaries	Total Equity
	Number of Shares	Amount

Balance at August 31, 2006	749.4	$75	$6,555	$1,486	$(2)	$8,114	$1,568	$9,682

Net loss				(331)		(331)	122	(209)
Stock issued under stock plans	8.7	1	73			74		74
Stock-based compensation expense			44			44		44
Repurchase and retirement of common stock	(0.2)		(2)	(2)		(4)		(4)
Adjustment to initially apply SFAS No. 158, net of tax benefit of $3					(5)	(5)		(5)
Purchase of capped calls			(151)			(151)		(151)
Issuance of convertible debt			394			394		394
Contributions from noncontrolling interests							1,249	1,249
Purchase of shares from noncontrolling interests							(332)	(332)
Balance at August 30, 2007	757.9	$76	$6,913	$1,153	$(7)	$8,135	$2,607	$10,742

Comprehensive income (loss):
Net loss				(1,655)		(1,655)	(10)	(1,665)
Other comprehensive (loss):
Net change in unrealized (loss) on investments, net of tax					(1)	(1)		(1)
Total comprehensive (loss)						(1,656)	(10)	(1,666)

Stock issued under stock plans	3.7		3			3		3
Stock-based compensation expense			48			48		48
Adoption of FIN 48				(1)		(1)		(1)
Repurchase and retirement of common stock	(0.5)		(4)			(4)		(4)
Distributions to noncontrolling interests							(132)	(132)
Contributions from noncontrolling interests						--	400	400
Balance at August 28, 2008	761.1	$76	$6,960	$(503)	$(8)	$6,525	$2,865	$9,390

Comprehensive income (loss):
Net loss				(1,882)		(1,882)	(111)	(1,993)
Other comprehensive (loss):
Net change in unrealized gain on investments, net of tax					12	12		12
Net change in cumulative translation adjustment, net of tax					(9)	(9)		(9)
Pension liability adjustment, net of tax					1	1		1
Total comprehensive (loss)						(1,878)	(111)	(1,989)

Stock issued under stock plans	4.0	1				1		1
Stock-based compensation expense			44			44		44
Repurchase and retirement of common stock	(0.5)		(2)			(2)		(2)
Issuance of common stock	69.3	7	269			276		276
Stock issued for business acquisition	1.8		12			12		12
Exercise of Intel stock rights	13.0	1	(1)			--		--
Purchase of capped calls			(25)			(25)		(25)
Distributions to noncontrolling interests							(705)	(705)
Contributions from noncontrolling interests						--	24	24
Reduction in noncontrolling interest from share purchase						--	(87)	(87)
Balance at September 3, 2009	848.7	$85	$7,257	$(2,385)	$(4)	$4,953	$1,986	$6,939

See accompanying notes to consolidated financial statements.

MICRON TECHNOLOGY, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)

For the year ended	September 3, 2009	August 28, 2008	August 30, 2007

Cash flows from operating activities
Net loss	$(1,993)	$(1,665)	$(209)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	2,186	2,096	1,729
Provision to write-down inventories to estimated market values	603	282	20
Noncash restructure charges	156	7	5
Equity in net losses of equity method investees, net of tax	140	--	--
Goodwill impairment	58	463	--
(Gain) loss from disposition of property, plant and equipment	54	(66)	(43)
Loss on sale of majority interest in Aptina	41	--	--
Change in operating assets and liabilities:
(Increase) decrease in receivables	126	(26)	5
Increase in inventories	(356)	(40)	(591)
Increase (decrease) in accounts payable and accrued expenses	107	(92)	--
Decrease in customer prepayments	(63)	(38)	(4)
Increase in deferred income	81	28	30
Other	66	69	(5)
Net cash provided by operating activities	1,206	1,018	937

Cash flows from investing activities
Expenditures for property, plant and equipment	(488)	(2,529)	(3,603)
Acquisition of equity method investment	(408)	(84)	--
(Increase) decrease in restricted cash	(56)	--	14
Purchases of available-for-sale securities	(6)	(283)	(1,466)
Acquisition of additional interest in TECH	--	--	(73)
Proceeds from maturities of available-for-sale securities	130	547	2,156
Distributions from equity method investments	41	--	--
Proceeds from sales of property, plant and equipment	26	187	94
Proceeds from sales of available-for-sale securities	--	24	540
Other	87	46	(53)
Net cash used for investing activities	(674)	(2,092)	(2,391)

Cash flows from financing activities
Proceeds from debt instruments	716	837	1,300
Proceeds from issuance of common stock, net of costs	276	4	69
Contributions from noncontrolling interests	24	400	1,249
Proceeds from equipment sale-leaseback transactions	4	111	454
Distributions to noncontrolling interests	(705)	(132)	--
Repayments of debt	(429)	(698)	(193)
Payments on equipment purchase contracts	(144)	(387)	(487)
Cash paid for capped call transactions	(25)	--	(151)
Other	(7)	(10)	(26)
Net cash provided by (used for) financing activities	(290)	125	2,215

Net increase (decrease) in cash and equivalents	242	(949)	761
Cash and equivalents at beginning of year	1,243	2,192	1,431
Cash and equivalents at end of year	$1,485	$1,243	$2,192

Supplemental disclosures
Income taxes paid, net	$(43)	$(36)	$(41)
Interest paid, net of amounts capitalized	(107)	(84)	(22)
Noncash investing and financing activities:
Equipment acquisitions on contracts payable and capital leases	331	501	1,010

See accompanying notes to consolidated financial statements.

MICRON TECHNOLOGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All tabular amounts in millions except per share amounts)

Significant Accounting Policies

Basis of presentation:  Micron Technology, Inc. and its consolidated subsidiaries (hereinafter referred to collectively as the “Company”) is a global manufacturer and marketer of semiconductor devices, principally DRAM and NAND Flash memory.  In addition, the Company manufactures semiconductor components for CMOS image sensors and other semiconductor products.   The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America.  All significant intercompany transactions and balances have been eliminated.

In 2009, the Company had two reportable segments, Memory and Imaging.  In the first quarter of 2010, Imaging no longer met the quantitative thresholds of a reportable segment and management does not expect that Imaging will meet the quantitative thresholds in future years.  As a result, Imaging was no longer considered a reportable segment and was included in the Company’s All Other nonreportable segments.  All amounts have been recast to reflect Imaging in All Other.  The Memory segment’s primary products are DRAM and NAND Flash memory.  Operating results of All Other primarily reflect activity of Imaging and also include activity of the Company’s microdisplay and other operations.  (See “Segment Information.”)

The Company’s fiscal year is the 52 or 53-week period ending on the Thursday closest to August 31.  The Company’s fiscal 2009 contained 53 weeks and fiscal 2008 and 2007 each contained 52 weeks.  All period references are to the Company’s fiscal periods unless otherwise indicated.

    Adjustment for Retrospective Application of New Accounting Standards:  Effective at the beginning of 2010, the Company adopted new accounting standards for noncontrolling interests and certain convertible debt instruments.  These new accounting standards required retrospective application and the Company’s financial statements contained herein have been adjusted to reflect the impact of adopting these new accounting standards.  (See “Adjustment for Retrospective Application of New Accounting Standards.”)

Use of estimates:  The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues, expenses and related disclosures.  Estimates and judgments are based on historical experience, forecasted events and various other assumptions that the Company believes to be reasonable under the circumstances.  Estimates and judgments may differ under different assumptions or conditions.  The Company evaluates its estimates and judgments on an ongoing basis.  Actual results could differ from estimates.

Product warranty:  The Company generally provides a limited warranty that its products are in compliance with Company specifications existing at the time of delivery.  Under the Company’s general terms and conditions of sale, liability for certain failures of product during a stated warranty period is usually limited to repair or replacement of defective items or return of, or a credit with respect to, amounts paid for such items.  Under certain circumstances, the Company provides more extensive limited warranty coverage than that provided under the Company’s general terms and conditions.  The Company’s warranty obligations are not material.

Revenue recognition:  The Company recognizes product or license revenue when persuasive evidence that a sales arrangement exists, delivery has occurred, the price is fixed or determinable and collectability is reasonably assured.  Since the Company is unable to estimate returns and changes in market price and therefore the price is not fixed or determinable, for  sales made under agreements allowing pricing protection or rights of return (other than for product warranty), such sales are deferred until customers have resold the product.

Research and development:  Costs related to the conceptual formulation and design of products and processes are expensed as research and development as incurred.  Determining when product development is complete requires judgment by the Company.  The Company deems development of a product complete once the product has been thoroughly reviewed and tested for performance and reliability.  Subsequent to product qualification, product costs are valued in inventory.  Product design and other research and development costs for NAND Flash are shared equally among the Company and Intel Corporation (“Intel”).  Charges from the cost-sharing agreement to Intel are reflected as a reduction of research and development expense.  (See “Consolidated Variable Interest Entities – NAND Flash joint ventures with Intel.”)

Stock-based compensation:  Stock-based compensation is measured at the grant date, based on the fair value of the award, and is recognized as expense over the requisite service period.  For stock awards granted after the beginning of 2006, expenses are amortized under the straight-line attribution method.  The Company issues new shares upon the exercise of stock options or conversion of share units.  (See “Equity Plans.”)

Functional currency:  The U.S. dollar is the Company’s functional currency for substantially all of its consolidated operations.

Earnings per share:  Basic earnings per share is computed based on the weighted-average number of common shares and stock rights outstanding.  Diluted earnings per share is computed based on the weighted-average number of common shares and stock rights outstanding plus the dilutive effects of stock options, warrants and convertible notes.  Potential common shares that would increase earnings per share amounts or decrease loss per share amounts are antidilutive and are, therefore, excluded from diluted per share calculations.

Financial instruments:  Cash equivalents include highly liquid short-term investments with original maturities to the Company of three months or less, readily convertible to known amounts of cash.  Investments with original maturities greater than three months and remaining maturities less than one year are included in short-term investments.  Investments with remaining maturities greater than one year are included in other noncurrent assets.  Securities classified as available-for-sale are stated at market value.  The carrying value of investment securities sold is determined using the specific identification method.

Inventories:  Inventories are stated at the lower of average cost or market value.  Cost includes labor, material and overhead costs, including product and process technology costs.  Determining fair market values of inventories involves numerous judgments, including projecting average selling prices and sales volumes for future periods and costs to complete products in work in process inventories.  When fair market values are below the Company’s costs, the Company records a charge to cost of goods sold to write down inventories to their estimated market value in advance of when the inventories are actually sold.  The Company’s inventories have been categorized as memory and imaging products for purposes of determining average cost and fair market value.  The major characteristics the Company considers in determining categories are product type and markets.

Product and process technology:  Costs incurred to acquire product and process technology or to patent technology developed by the Company are capitalized and amortized on a straight-line basis over periods ranging up to 10 years.  The Company capitalizes a portion of costs incurred based on its analysis of historical and projected patents issued as a percent of patents filed.  Capitalized product and process technology costs are amortized over the shorter of (i) the estimated useful life of the technology, (ii) the patent term or (iii) the term of the technology agreement.  Fully-amortized assets are removed from product and process technology and accumulated amortization.

Property, plant and equipment:  Property, plant and equipment are stated at cost and depreciated using the straight-line method over estimated useful lives of 5 to 30 years for buildings, 2 to 20 years for equipment and 3 to 5 years for software.  Assets held for sale are carried at the lower of cost or estimated fair value and are included in other noncurrent assets.  When property or equipment is retired or otherwise disposed of, the net book value of the asset is removed from the Company’s accounts and any gain or loss is included in the Company’s results of operations.

The Company capitalizes interest on borrowings during the active construction period of major capital projects.  Capitalized interest is added to the cost of the underlying assets and is amortized over the useful lives of the assets.  The Company capitalized interest costs of $5 million, $21 million and $18 million in 2009, 2008 and 2007, respectively, in connection with various capital projects.

Recently adopted accounting standards:  In May 2008, the Financial Accounting Standards Board (“FASB”) issued FSP No. APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement).”  FSP No. APB 14-1 requires that issuers of convertible debt instruments that may be settled in cash upon conversion separately account for the liability and equity components of such instruments in a manner such that interest cost will be recognized at the entity’s nonconvertible debt borrowing rate in subsequent periods.  The Company adopted this standard as of the beginning of 2010 and retrospectively accounted for its $1.3 billion of 1.875% convertible senior notes under the provisions of FSP No. APB 14-1 from the May 2007 issuance date of the notes.  As a result, prior financial statement amounts were recast.  (See “Adjustment for Retrospective Application of New Accounting Standards” note.)

In December 2007, the FASB issued Statement of Financial Accounting Standards (“SFAS”) No. 160, “Noncontrolling Interests in Consolidated Financial Statements – an amendment of ARB No. 51.”  SFAS No. 160 requires that (1) noncontrolling interests be reported as a separate component of equity, (2) net income attributable to the parent and to the noncontrolling interest be separately identified in the statement of operations, (3) changes in a parent’s ownership interest while the parent retains its controlling interest be accounted for as equity transactions and (4) any retained noncontrolling equity investment upon the deconsolidation of a subsidiary be initially measured at fair value.  The Company adopted SFAS No. 160 effective as of the beginning of 2010.  As a result of the retrospective adoption of the presentation and disclosure requirements, prior financial statement amounts were recast.  (See “Adjustment for Retrospective Application of New Accounting Standards” note.)

In February 2007, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities – Including an amendment of FASB Statement No. 115”.  Under SFAS No. 159, an entity may elect to measure many financial instruments and certain other items at fair value on an instrument by instrument basis, subject to certain restrictions.  The Company adopted SFAS No. 159 effective as of the beginning of 2009.  The Company did not elect to measure any existing items at fair value upon the adoption of SFAS No. 159.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements.”  SFAS No. 157 (as amended by subsequent FSP’s) defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements.  The Company adopted SFAS No. 157 effective as of the beginning of 2009 for financial assets and financial liabilities.  The adoption did not have a significant impact on the Company’s financial statements.  SFAS No. 157 is also effective for all other assets and liabilities of the Company as of the beginning of 2010.  The Company does not expect the adoption to have a significant impact on its financial statements as of the adoption date.  The impact to periods subsequent to the initial adoption of SFAS No. 157 for nonfinancial assets and liabilities will depend on the nature and extent of nonfinancial assets and liabilities measured at fair value after the beginning of 2010.

Recently issued accounting standards:  In June 2009, the FASB issued SFAS No. 167, “Amendments to FASB Interpretation No. 46(R)” (“SFAS No. 167”), which (1) replaces the quantitative-based risks and rewards calculation for determining whether an enterprise is the primary beneficiary in a variable interest entity with an approach that is primarily qualitative, (2) requires ongoing assessments of whether an enterprise is the primary beneficiary of a variable interest entity and (3) requires additional disclosures about an enterprise’s involvement in variable interest entities.  The Company is required to adopt SFAS No. 167 as of the beginning of 2011.  The Company is evaluating the impact the adoption of SFAS No. 167 will have on its financial statements.

In December 2007, the FASB issued SFAS No. 141 (revised 2007), “Business Combinations” (“SFAS No. 141(R)”), which establishes the principles and requirements for how an acquirer in a business combination (1) recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interests in the acquiree, (2) recognizes and measures goodwill acquired in the business combination or a gain from a bargain purchase and (3) determines what information to disclose.  SFAS No. 141(R) is effective for the Company as of the beginning of 2010.  The impact of the adoption of SFAS No. 141(R) will depend on the nature and extent of business combinations occurring after the beginning of 2010.

Supplemental Balance Sheet Information

Investment Securities	2009	2008

Available-for-sale securities:
Certificates of deposit	$187	$198
U.S. government and agencies	--	289
Commercial paper	--	271
Other	22	28
	209	786
Less cash equivalents	(187)	(641)
Less investments included in noncurrent assets	(22)	(26)
Short-term investments	$--	$119

In 2009 and 2008, the Company recognized losses of $15 million and $8 million, respectively, for other-than-temporary impairments of investment securities and in 2008 realized losses of $5 million on sales of investment securities.  As of September 3, 2009, the Company had gross unrealized gains of $9 million in accumulated other comprehensive income, substantially all of which related to equity securities that had a fair value of $15 million.  As of August 28, 2008, the Company had gross unrealized losses of $7 million in accumulated other comprehensive income, substantially all of which related to investments in commercial paper that had a fair value of $86 million and had been in an unrealized loss position for less than one year.

Receivables	2009	2008

Trade receivables (net of allowance for doubtful accounts of $5 million and $2 million, respectively)	$591	$741
Related party receivables	70	--
Income and other taxes	49	43
Other	88	248
	$798	$1,032

As of September 3, 2009, related party receivables included $69 million due from Aptina Imaging Corporation under a wafer supply agreement for image sensor products and $1 million due from Inotera Memories, Inc. for reimbursement of expenses incurred under a technology transfer agreement.

As of September 3, 2009 and August 28, 2008, other receivables included $29 million and $71 million, respectively, due from Intel for amounts related to NAND Flash product design and process development activities.  Other receivables as of September 3, 2009 and August 28, 2008 also included $40 million and $75 million, respectively, due from settlement of litigation and $58 million, as of August 28, 2008, due from settlements of pricing adjustments with certain suppliers.

Inventories	2009	2008

Finished goods	$233	$444
Work in process	649	671
Raw materials and supplies	105	176
	$987	$1,291

The Company’s results of operations for the second and first quarters of 2009 included charges of $234 million and $369 million, respectively, to write down the carrying value of work in process and finished goods inventories of memory products (both DRAM and NAND Flash) to their estimated market values.  For the fourth, second and first quarters of 2008, the Company recorded charges to write down the carrying value of work in process and finished goods inventories by $205 million, $15 million and $62 million, respectively.

Intangible Assets

	2009		2008
	Gross Amount	Accumulated Amortization	Gross Amount	Accumulated Amortization

Product and process technology	$439	$(181)	$577	$(320)
Customer relationships	127	(50)	127	(35)
Other	28	(19)	29	(14)
	$594	$(250)	$733	$(369)

During 2009, the Company capitalized $88 million for product and process technology with a weighted-average useful life of 9 years.  During 2008, the Company capitalized $43 million for product and process technology with a weighted-average useful life of 10 years.

Amortization expense for intangible assets was $75 million, $80 million and $75 million in 2009, 2008 and 2007, respectively.  Annual amortization expense for intangible assets is estimated to be $66 million for 2010, $63 million for 2011, $54 million for 2012, $50 million for 2013 and $41 million for 2014.

Property, Plant and Equipment	2009	2008

Land	$96	$99
Buildings (includes $184 million and $142 million, respectively, for capital leases)	4,473	3,829
Equipment (includes $630 million and $755 million, respectively, for capital leases)	11,834	13,591
Construction in progress	47	619
Software	268	283
	16,718	18,421
Accumulated depreciation (includes $331 million and $327 million, respectively, for capital leases)	(9,629)	(9,602)
	$7,089	$8,819

Depreciation expense was $2,039 million, $1,976 million and $1,644 million for 2009, 2008 and 2007, respectively.

The Company, through its IM Flash joint venture, has an unequipped wafer manufacturing facility in Singapore that has been idle since it was completed in the first quarter of 2009.  The Company has been recording depreciation expense for the facility since it was completed and its net book value was $624 million as of September 3, 2009.  Utilization of the facility is dependent upon market conditions, including, but not limited to, worldwide market supply of, and demand for, semiconductor products, availability of financing, agreement between the Company and its joint venture partner and the Company’s operations, cash flows and alternative capacity utilization opportunities.  (See “Consolidated Variable Interest Entities – NAND Flash joint ventures with Intel” note.)

As part of a restructure plan initiated in 2009 to shut down 200mm manufacturing operations at its Boise, Idaho facilities, the Company recorded impairment charges of $152 million in 2009.  In connection therewith, assets with a carrying value of $34 million as of September 3, 2009 (original acquisition cost of $1,422 million) were classified as held for sale and included in other noncurrent assets.  (See “Restructure” note.)

As of September 3, 2009, property, plant and equipment with a carrying value of $1,176 million was collateral under TECH’s credit facility and $86 million of property, plant and equipment was collateral under the Company’s other notes payable.  (See “Debt” and “TECH Semiconductor Singapore Pte. Ltd.” notes.)

Goodwill

As of August 28, 2008, other noncurrent assets included goodwill of $58 million, all of which related to the Company’s imaging operations (the primary component of All Other segments).  In the second quarter of 2009, the Company wrote off the $58 million of goodwill based on the results of its test for impairment.  In the second quarter of 2008, the Company wrote off the $463 million of goodwill relating to its Memory segment based on the results of its test for impairment.

SFAS No. 142, “Goodwill and Other Intangible Assets,” requires that goodwill be tested for impairment at a reporting unit level.  The Company has determined that its reporting units are its Memory segment and its imaging operations based on its organizational structure and the financial information provided to and reviewed by management.  The Company tests goodwill for impairment annually and whenever events or circumstances make it more likely than not that an impairment may have occurred.  Goodwill is tested for impairment using a two-step process.  In the first step, the fair value of a reporting unit is compared to its carrying value.  If the carrying value of the net assets assigned to a reporting unit exceeds the fair value of a reporting unit, the second step of the impairment test is performed in order to determine the implied fair value of the goodwill of a reporting unit.  If the carrying value of the goodwill of a reporting unit exceeds its implied fair value, goodwill is deemed impaired and is written down to the extent of the difference.

In the second quarter of 2009, the Company’s imaging operations experienced a severe decline in sales, margins and profitability due to a significant decline in demand as a result of the downturn in global economic conditions.  The drop in market demand resulted in significant declines in average selling prices and unit sales.  Due to these market and economic conditions, the Company’s imaging operations and its competitors experienced significant declines in market value.  As a result, the Company concluded that there were sufficient factual circumstances for interim impairment analyses under SFAS No. 142.  Accordingly, in the second quarter of 2009, the Company performed an assessment of its imaging operations goodwill for impairment.

In the first step of the impairment analysis, the Company performed valuation analyses utilizing both income and market approaches to determine the fair value of its reporting units.  Under the income approach, the Company determined the fair value based on estimated future cash flows discounted by an estimated weighted-average cost of capital, which reflects the overall level of inherent risk of the imaging operations and the rate of return an outside investor would expect to earn.  Estimated future cash flows were based on the Company’s internal projection models, industry projections and other assumptions deemed reasonable by management.  Under the market-based approach, the Company derived the fair value of its imaging operations based on revenue multiples of comparable publicly-traded peer companies.  In the second step of the impairment analysis, the Company determined the implied fair value of goodwill for imaging operations by allocating the fair value of the operations to all of its assets and liabilities in accordance with SFAS No. 141, “Business Combinations,” as if the imaging operations had been acquired in a business combination and the price paid to acquire it was the fair value.

Based on the results of the Company’s assessment of goodwill for impairment, it was determined that the carrying value of its imaging operations exceeded its estimated fair value as of the end of the second quarter of 2009.  Therefore, the Company performed the second step of the impairment test to estimate the implied fair value of goodwill, which indicated there would be no remaining implied value attributable to goodwill for imaging operations.  Accordingly, the Company wrote off all the $58 million of goodwill associated with its imaging operations as of March 5, 2009.

In the first and second quarters of 2008, the Company experienced a sustained, significant decline in its stock price.  As a result of the decline in stock prices, the Company’s market capitalization fell significantly below the recorded value of its consolidated net assets for most of the second quarter of 2008.  The reduced market capitalization at that time reflected, in part, the Memory segment’s lower average selling prices and expected continued weakness in pricing for the Company’s memory products.  Accordingly, in the second quarter of 2008, the Company performed an assessment of Memory segment goodwill for impairment.   In the first step of the impairment analysis, the Company performed extensive valuation analyses utilizing both income and market approaches to determine the fair value of its reporting units, which indicated that the carrying value of the Memory segment exceeded its estimated fair value.  Therefore, the Company performed the second step of the impairment test to determine the implied fair value of goodwill, which indicated that there would be no remaining implied value attributable to goodwill in the Memory segment and accordingly, the Company wrote off all $463 million of goodwill associated with its Memory segment as of February 28, 2008.

Equity Method Investments

The Company has partnered with Nanya Technology Corporation (“Nanya”) in two Taiwan DRAM memory companies, Inotera Memories, Inc. (“Inotera”) and MeiYa Technology Corporation (“MeiYa”), which are accounted for as equity method investments.  The Company also has an equity method investment in Aptina Imaging Corporation (“Aptina”), a CMOS imaging company.

DRAM joint ventures with Nanya:  The Company has a partnering arrangement with Nanya pursuant to which the Company and Nanya jointly develop process technology and designs to manufacture stack DRAM products.  In addition, the Company has deployed and licensed certain intellectual property related to the manufacture of stack DRAM products to Nanya and licensed certain intellectual property from Nanya.  As a result, the Company is to receive an aggregate of $207 million from Nanya through 2010.  The Company recognized $105 million of license revenue in net sales from this agreement in 2009, and since May 2008 through September 3, 2009, has recognized $142 million of cumulative license revenue.  In addition, the Company expects to receive royalties in future periods from Nanya for sales of stack DRAM products manufactured by or for Nanya.

The Company has concluded that both Inotera and MeiYa are variable interest entities as defined in FIN 46(R), “Consolidation of Variable Interest Entities – an interpretation of ARB No. 51,” because of the Inotera and MeiYa supply agreements with Micron and Nanya.  Nanya and the Company are considered related parties under the provisions of FIN 46(R).  The Company reviewed several factors to determine whether it is the primary beneficiary of Inotera and MeiYa, including the size and nature of the entities’ operations relative to Nanya and the Company, nature of the day-to-day operations and certain other factors.  Based on those factors, the Company determined that Nanya is more closely associated with, and therefore the primary beneficiary of, Inotera and MeiYa.  The Company accounts for its interests using the equity method of accounting and does not consolidate these entities.

Inotera and MeiYa each have fiscal years that end on December 31.  The Company recognizes its share of Inotera’s and MeiYa’s quarterly earnings or losses for the calendar quarter that ends within the Company’s fiscal quarter.  As a result, the Company recognizes its share of earnings or losses from these entities for a period that lags the Company’s fiscal periods by two months.

Inotera:  In the first quarter of 2009, the Company acquired a 35.5% ownership interest in Inotera, a publicly-traded entity in Taiwan, from Qimonda AG (“Qimonda”) for $398 million.  The interest in Inotera was acquired for cash, a portion of which was funded from loan proceeds of $200 million received from Nan Ya Plastics Corporation, an affiliate of Nanya.  A portion was also funded from loan proceeds of $85 million received from Inotera, which the Company repaid with accrued interest in the third quarter of 2009.  The loans were recorded at their fair values, which reflect an aggregate discount of $31 million from their face amounts.  This aggregate discount was recorded as a reduction of the Company’s basis in its investment in Inotera.  The Company also capitalized $10 million of costs and other fees incurred in connection with the acquisition.  As a result of the above transactions, the initial carrying value of the Company’s investment in Inotera was $377 million.  As of the date of acquisition, the Company’s proportionate share of Inotera’s shareholders’ equity was approximately $250 million higher than the Company’s initial carrying value of $377 million.  Substantially all of this difference will be amortized over the estimated five-year weighted-average remaining useful life of Inotera’s production equipment and facilities as of the acquisition date (the “Inotera Amortization”).  (See “Debt” note.)

On August 3, 2009, Inotera finalized the issuance of common shares in a public offering at a price equal to $16.02 New Taiwan dollars per common share (approximately $0.49 U.S. dollars at August 3, 2009).  Inotera expects to use the net proceeds of approximately $310 million to begin conversion to the Company’s 50nm stack DRAM technology.  As a result of the issuance, the Company’s interest in Inotera decreased from 35.5% to 29.8% and the Company will recognize a gain of $59 million in the first quarter of 2010.  As of September 3, 2009, the ownership of Inotera was held 29.9% by Nanya, 29.8% by the Company and the balance was publicly held.

In connection with the acquisition of the shares in Inotera, the Company and Nanya entered into a supply agreement with Inotera (the “Inotera Supply Agreement”) pursuant to which Inotera will sell trench and stack DRAM products to the Company and Nanya.  The Company has rights and obligations to purchase up to 50% of Inotera’s wafer production capacity.  Inotera’s actual wafer production will vary from time to time based on market and other conditions.  Inotera’s trench production is expected to transition to the Company’s stack process technology.  Inotera charges the Company and Nanya for a portion of the costs associated with its underutilized capacity, if any.  The cost to the Company of wafers purchased under the Inotera Supply Agreement is based on a margin sharing formula among the Company, Nanya and Inotera.  Under such formula, all parties’ manufacturing costs related to wafers supplied by Inotera, as well as the Company’s and Nanya’s selling prices for the resale of products from wafers supplied by Inotera, are considered in determining costs for wafers from Inotera.  Under the Inotera Supply Agreement, the Company’s purchase obligation includes purchasing Inotera’s trench DRAM capacity (less any trench DRAM products sold to Qimonda pursuant to a separate supply agreement between Inotera and Qimonda (the “Qimonda Supply Agreement”)).  Under the Qimonda Supply Agreement, Qimonda was obligated to purchase trench DRAM products resulting from wafers started for it by Inotera through July 2009 in accordance with a ramp down schedule specified in the Qimonda Supply Agreement.  In the second quarter of 2009, Qimonda filed for bankruptcy protection and defaulted on its obligations to purchase products from Inotera.  Pursuant to the Company’s obligations under the Inotera Supply Agreement, the Company recorded $95 million of charges to cost of goods sold in 2009 for underutilized capacity.  For 2009, the Company purchased $46 million of trench DRAM products from Inotera under the Inotera Supply Agreement.

The Company’s results of operations for 2009 also include losses of $130 million for the Company’s share of Inotera’s losses from the acquisition date through the second calendar quarter of 2009.  The losses recorded by the Company are net of $38 million of the Inotera Amortization as defined above.  During the third quarter of 2009, the Company received $50 million from Inotera pursuant to the terms of a technology transfer agreement.  In connection therewith, the Company reduced its investment in Inotera by $18 million based on its 35.5% share in Inotera.  The technology transfer agreement with Inotera supplanted a technology transfer agreement between the Company and MeiYa.  License fee revenue from the technology transfer agreements is being recognized through the third quarter of 2010.  The Company recognized $15 million and $4 million of revenue in 2009 and 2008, respectively, from the agreements with Inotera and MeiYa.  As of September 3, 2009, the Company had unrecognized license fee revenue of $13 million related to the technology transfer fee.

As of September 3, 2009, the carrying value of the Company’s equity investment in Inotera was $229 million and is included in equity method investments in the accompanying consolidated balance sheet.  As of September 3, 2009, the Company had recorded a loss of $3 million to accumulated other comprehensive income (loss) in the accompanying consolidated balance sheets for cumulative translation adjustments on its investment in Inotera.  Based on the closing trading price of Inotera’s shares in an active market on September 3, 2009, the market value of the Company’s shares in Inotera was $694 million.

Summarized financial information for Inotera as of June 30, 2009 and for the period from the Company’s initial acquisition of Inotera shares on October 20, 2008 through June 30, 2009 (the period that Inotera’s operating results are reflected in the Company’s 2009 operating results due to the two-month lag period), is as follows:

As of June 30, 2009

Current assets	$450
Noncurrent assets (primarily property, plant and equipment)	3,315
Current liabilities	1,789
Noncurrent liabilities	740

For the period October 20, 2008 to June 30, 2009

Net sales	$607
Gross margin	(370)
Loss from operations	(462)
Net loss	(534)

As of September 3, 2009, the Company’s maximum exposure to loss on its investment in Inotera equaled the $232 million recorded in the Company’s consolidated balance sheet for its investment in Inotera including the $3 million loss in accumulated other comprehensive income (loss).  The Company may also incur losses in connection with its obligations under the Inotera Supply Agreement to purchase up to 50% of Inotera’s wafer production under a long-term pricing arrangement and charges from Inotera for underutilized capacity.

On May 1, 2009, Inotera entered into an agreement with Nanya and MeiYa to lease a Nanya wafer fabrication facility that Nanya had previously been leasing to MeiYa.  The initial lease term is from January 1, 2009 through December 31, 2018 and Inotera is entitled to renew this lease for an unlimited number of additional five-year terms.  In addition, Inotera has an option to purchase the leased facility for $50 million after December 31, 2023.  Inotera’s initial lease obligations to Nanya are $15 million annually for the first nine years.  For the first five-year renewal lease term, Inotera would pay $10 million annually and for each subsequent renewal term, it would pay $2 million annually.  Concurrent with this agreement, Inotera purchased equipment from MeiYa for approximately $78 million.

MeiYa: In the fourth quarter of 2008, the Company and Nanya formed MeiYa to manufacture stack DRAM products and sell such products exclusively to the Company and Nanya.  As of September 3, 2009, the ownership of MeiYa was held 50% by Nanya and 50% by the Company.  The carrying value of the Company’s equity investment in MeiYa was $42 million and $84 million as of September 3, 2009 and August 28, 2008, respectively, and is included in equity method investments in the accompanying consolidated balance sheets.  As of September 3, 2009, the Company had recorded a loss of $6 million to accumulated other comprehensive income (loss) in the accompanying consolidated balance sheet for cumulative translation adjustments on its investment in MeiYa.  The Company’s results of operations for 2009 include losses of $10 million for its share of MeiYa’s results of operations for the twelve-month period ended June 30, 2009.  Losses recognized in 2008 were de minimis.

Pursuant to a technology transfer agreement, the Company received $50 million from MeiYa in the first quarter of 2009.  The technology transfer agreement between the Company and MeiYa was supplanted by a technology transfer agreement between the Company and Inotera and the Company returned the $50 million with accrued interest to MeiYa in the fourth quarter of 2009.

In connection with the purchase of its ownership interest in Inotera, the Company entered into a series of agreements with Nanya pursuant to which both parties ceased future funding of, and resource commitments to, MeiYa.  In the fourth quarter of 2009, the Company received a distribution of $27 million from MeiYa. As of September 3, 2009, the Company’s maximum exposure to loss on its MeiYa investment equaled the $48 million recorded in the Company’s consolidated balance sheet for its investment in MeiYa, including the $6 million loss in accumulated other comprehensive income (loss).

Aptina:  On July 10, 2009, the Company sold a 65% interest in Aptina, previously a wholly-owned subsidiary of the Company and a significant component of the Company’s All Other segments, to Riverwood Capital (“Riverwood”) and TPG Capital (“TPG”).  In connection with the transaction, the Company received approximately $35 million in cash and retained a 35% interest in Aptina.  A portion of the 65% interest held by Riverwood and TPG are convertible preferred shares and have a liquidation preference over the common shares.  As a result, the Company’s interest represents 64% of Aptina’s common stock.  The Company also retained all cash held by Aptina and its subsidiaries.  The Company recorded a loss of $41 million in connection with the sale.  The carrying values of Aptina assets and liabilities, prior to the effects of the transaction, were as follows:

Receivables	$50
Inventories	56
Other current assets	20
Other assets (primarily property, plant and equipment and intangible assets)	63
Accounts payable and accrued expenses	(68)
Other liabilities	(1)
Net carrying value	$120

Under the equity method, the Company will recognize its share of Aptina’s results of operations based on its 64% share of Aptina’s common stock on a two-month lag beginning in 2010.  As of September 3, 2009, the Company’s investment in Aptina was $44 million.  The Company continues to manufacture products for Aptina under a wafer supply agreement and recognized $70 million of sales and $60 million of cost of goods sold from products sold to Aptina subsequent to July 10, 2009.

Accounts Payable and Accrued Expenses	2009	2008

Accounts payable	$526	$597
Customer advances	150	130
Salaries, wages and benefits	147	244
Related party payables	83	--
Income and other taxes	32	27
Other	99	113
	$1,037	$1,111

As of September 3, 2009, related party payables consisted of amounts due to Inotera under the Inotera Supply Agreement including $51 million for the purchase of trench DRAM products and $32 million for underutilized capacity. (See “Equity Method Investments – DRAM joint ventures with Nanya – Inotera” note.)

As of September 3, 2009 and August 28, 2008, customer advances included $142 million and $129 million, respectively, for the Company’s obligation to provide certain NAND Flash memory products to Apple Computer, Inc. (“Apple”) until December 31, 2010 pursuant to a prepaid NAND Flash supply agreement.  As of September 3, 2009 and August 28, 2008, other accounts payable and accrued expenses included $24 million and $16 million, respectively, for amounts due to Intel for NAND Flash product design and process development and licensing fees pursuant to a product designs development agreement.

Debt	2009	2008

Convertible senior notes, stated interest rate of 1.875%, effective interest rate of 7.9%, net of discount of $295 million and $345 million, respectively, due June 2014	$1,005	$955
TECH credit facility, effective interest rates of 3.6% and 5.0% , respectively, net of discount of $2 million and $3 million, respectively, due in periodic installments through May 2012	548	597
Capital lease obligations, weighted-average imputed interest rate of 6.7% and 6.6%, respectively, due in monthly installments through February 2023	559	657
Convertible senior notes, interest rate of 4.25%, due October 2013	230	--
EDB notes, interest rate of 5.4%, due February 2012	208	--
Nan Ya Plastics notes, effective imputed interest rate of 12.1%, net of discount of $18 million, due November 2010	182	--
Convertible subordinated notes, interest rate of 5.6%, due April 2010	70	70
Other notes, weighted-average effective interest rates of 9.5% and 1.6%, respectively, due in periodic installments through July 2015	1	102
	2,803	2,381
Less current portion	(424)	(275)
	$2,379	$2,106

In May 2007, the Company issued $1.3 billion of 1.875% Convertible Senior Notes due June 1, 2014 (the “Convertible Notes”).  The issuance costs associated with the Convertible Notes totaled $26 million and the net proceeds to the Company from the offering of the Convertible Notes were $1,274 million.  The initial conversion rate for the Convertible Notes is 70.2679 shares of common stock per $1,000 principal amount of Convertible Notes, equivalent to an initial conversion price of approximately $14.23 per share of common stock.  Holders may convert the Convertible Notes prior to the close of business on the business day immediately preceding the maturity date for the Convertible Notes only under the following circumstances: (1) during any calendar quarter beginning after August 30, 2007 (and only during such calendar quarter), if the closing price of the Company's common stock for at least 20 trading days in the 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter is more than 130% of the then applicable conversion price per share of the Convertible Notes; (2) if the Convertible Notes have been called for redemption; (3) if specified distributions to holders of the Company's common stock are made, or specified corporate events occur, as specified in the indenture for the Convertible Notes; (4) during the five business days after any five consecutive trading day period in which the trading price per $1,000 principal amount of Convertible Notes for each day of that period was less than 98% of the product of the closing price of the Company’s common stock and the then applicable conversion rate of the Convertible Notes; or (5) at any time on or after March 1, 2014.  Upon conversion, the Company will have the right to deliver, in lieu of shares of its common stock, cash or a combination of cash and shares of common stock.  If a holder elects to convert its Convertible Notes in connection with a make-whole change in control, as defined in the indenture, the Company will, in certain circumstances, pay a make-whole premium by increasing the conversion rate for the Convertible Notes converted in connection with such make-whole change in control.  On or after June 6, 2011, the Company may redeem for cash all or part of the Convertible Notes if the last reported sale price of its common stock has been at least 130% of the conversion price then in effect for at least 20 trading days during any 30 consecutive trading day period ending within five trading days prior to the date on which the Company provides notice of redemption.  The redemption price is 100% of the principal amount of the Convertible Notes to be redeemed, plus accrued and unpaid interest.  Upon a change in control or a termination of trading, as defined in the indenture, the holders may require the Company to repurchase for cash all or a portion of their Convertible Notes at a repurchase price equal to 100% of the principal amount of the Convertible Notes, plus accrued and unpaid interest, if any.  In the first quarter of 2010, the Company adopted a new accounting standard for certain convertible debt.  The new standard was applicable to the Convertible Notes and requires the liability and equity components to be stated separately.  (See “Adjustment for Retrospective Application of New Accounting Standards” note.)

In 2008, the Company’s joint venture subsidiary, TECH Semiconductor Singapore Pte. Ltd. (“TECH”), drew $600 million under a credit facility at SIBOR plus 2.5%.  The credit facility is collateralized by substantially all of the assets of TECH (approximately $1,498 million as of September 3, 2009) and contains covenants that, among other requirements, establish certain liquidity, debt service coverage and leverage ratios, and restrict TECH’s ability to incur indebtedness, create liens and acquire or dispose of assets.  TECH repaid $50 million of principal amounts in 2009 and remaining payments are due in $50 million quarterly installments from September 2009 through May 2012.  Under the terms of the credit facility, TECH held $30 million in restricted cash as of September 3, 2009, which was increased to $60 million in the first quarter of 2010.  In the first quarter of 2010, TECH modified its debt covenants.  In connection with the modification, the Company has guaranteed approximately 85% of the outstanding amount borrowed under TECH’s credit facility and the Company’s guarantee could increase up to 100% of the outstanding amount borrowed under the facility based on further increases in the Company’s ownership interest in TECH and other conditions.

In 2009, the Company recorded $81 million in capital lease obligations with a weighted-average imputed interest rate of 5.9%, payable in periodic installments through February 2023.  In 2008, the Company received $111 million in proceeds from sales-leaseback transactions and in connection with these transactions, recorded capital lease obligations aggregating $110 million with a weighted-average imputed interest rate of 6.7%, payable in periodic installments through June 2012.  As of September 3, 2009, the Company had $46 million of capital lease obligations with covenants that require minimum levels of tangible net worth, cash and investments, and restricted cash of $26 million.  The covenants were modified in the second quarter of 2009, and the Company was in compliance with these debt covenants as of September 3, 2009.

On April 15, 2009, the Company issued $230 million of 4.25% Convertible Senior Notes due October 15, 2013 (the “4.25% Senior Notes”).  Issuance costs for the 4.25% Senior Notes totaled $7 million.  The initial conversion rate for the 4.25% Senior Notes is 196.7052 shares of common stock per $1,000 principal amount, equivalent to approximately $5.08 per share of common stock, and is subject to adjustment upon the occurrence of certain events specified in the indenture for the 4.25% Senior Notes.  Holders of the 4.25% Senior Notes may convert them at any time prior to October 15, 2013.  If there is a change in control, as defined in the indenture, in certain circumstances the Company may pay a make-whole premium by increasing the conversion rate to holders that convert their 4.25% Senior Notes in connection with such make-whole change in control.  The Company may not redeem the 4.25% Senior Notes prior to April 20, 2012.  On or after April 20, 2012, the Company may redeem for cash all or part of the 4.25% Senior Notes if the closing price of its common stock has been at least 135% of the conversion price for at least 20 trading days during a 30 consecutive trading day period.  The redemption price will equal 100% of the principal amount plus a make-whole premium equal to the present value of the remaining interest payments from the redemption date to the date of maturity of the 4.25% Senior Notes.  Upon a change in control or a termination of trading, as defined in the indenture, the Company may be required to repurchase for cash all or a portion of the 4.25% Senior Notes at a repurchase price equal to 100% of the principal plus any accrued and unpaid interest to, but excluding, the repurchase date.

On February 23, 2009, the Company entered into a Singapore dollar-denominated term loan agreement with the Singapore Economic Development Board (“EDB”) enabling the Company to borrow up to $300 million Singapore dollars at 5.4% per annum.  The terms of the loan agreement required the Company to use the proceeds from any borrowings under the agreement to make equity contributions to its TECH joint venture subsidiary.  The loan agreement also required that TECH use the proceeds from the Company’s equity contributions to purchase production assets and meet certain production milestones related to the implementation of advanced process manufacturing.  The loan contains a covenant that limits the amount of indebtedness TECH can incur without approval from the EDB.  The loan is collateralized by the Company’s shares in TECH up to a maximum of 66% of TECH’s outstanding shares.  The Company drew $150 million Singapore dollars under the facility on February 27, 2009 and an additional $150 million Singapore dollars on June 2, 2009.  The aggregate $300 million Singapore dollars outstanding ($208 million U.S. dollars as of September 3, 2009) is due in February 2012 with interest payable quarterly.

In the first quarter of 2009, in connection with its purchase of its interest in Inotera, the Company entered into a two-year, variable-rate term loan with Nan Ya Plastics, an affiliate of Nanya, and received loan proceeds of $200 million.  Under the terms of the loan agreement, interest is payable quarterly at LIBOR plus 2%.  The interest rate resets quarterly and was 2.4% per annum as of September 3, 2009.  Based on imputed interest rate of 12.1%, the Company recorded the Nan Ya Plastics loan net of a discount of $28 million, which is recognized as interest expense over the life of the loan.  The loan is collateralized by a first priority security interest in the Inotera shares owned by the Company (approximate carrying value of $229 million as of September 3, 2009).  (See “Equity Method Investments” note.)

In connection with the Company’s acquisition of Lexar Media, Inc. (“Lexar”) in the fourth quarter of 2006, the Company assumed Lexar’s $70 million 5.625% convertible notes due April 1, 2010 (the “Lexar Notes”).  The Lexar Notes are convertible into the Company’s common stock any time at the option of the holders of the Lexar Notes at a price equal to approximately $11.28 per share and are subject to customary covenants.  The Lexar Notes became redeemable for cash at the Company’s option on April 1, 2008 at a price equal to the principal amount plus accrued interest plus the net present value of the remaining scheduled interest payments through April 1, 2010.  The Company may only redeem the Lexar Notes if its common stock has exceeded 175% of the conversion price for at least 20 trading days in the 30 consecutive trading days prior to delivery of a notice of redemption.

As of September 3, 2009, maturities of notes payable and future minimum lease payments under capital lease obligations were as follows:

	Notes Payable	Capital Lease Obligations

2010	$270	$188
2011	400	271
2012	358	52
2013	--	20
2014	1,530	21
2015 and thereafter	--	98
Discount and interest, respectively	(314)	(91)
	$2,244	$559

Commitments

As of September 3, 2009, the Company had commitments of approximately $276 million for the acquisition of property, plant and equipment.  The Company leases certain facilities and equipment under operating leases.  Total rental expense was $28 million, $39 million and $62 million for 2009, 2008 and 2007, respectively.  The Company also subleases certain facilities and buildings under operating leases to Aptina and recognized $1 million of rental income in 2009.  Minimum future rental commitments and minimum future sublease rentals to be received from Aptina under noncancelable subleases are as follows:

	Operating Lease Commitments	Operating Sublease Rentals

2010	$17	$(3)
2011	14	(2)
2012	10	(3)
2013	10	(3)
2014	7	(1)
2015 and thereafter	15	--
	$73	$(12)

Contingencies

The Company has accrued a liability and charged operations for the estimated costs of adjudication or settlement of various asserted and unasserted claims existing as of the balance sheet date, including those described below.  The Company is currently a party to other legal actions arising out of the normal course of business, none of which is expected to have a material adverse effect on the Company’s business, results of operations or financial condition.

In the normal course of business, the Company is a party to a variety of agreements pursuant to which it may be obligated to indemnify the other party.  It is not possible to predict the maximum potential amount of future payments under these types of agreements due to the conditional nature of the Company’s obligations and the unique facts and circumstances involved in each particular agreement.  Historically, payments made by the Company under these types of agreements have not had a material effect on the Company’s business, results of operations or financial condition.

The Company is involved in the following patent, antitrust and securities matters.

Patent matters:  As is typical in the semiconductor and other high technology industries, from time to time, others have asserted, and may in the future assert, that the Company’s products or manufacturing processes infringe their intellectual property rights.  In this regard, the Company is engaged in litigation with Rambus, Inc. (“Rambus”) relating to certain of Rambus’ patents and certain of the Company’s claims and defenses.  Lawsuits between Rambus and the Company are pending in the U.S. District Court for the District of Delaware, U.S. District Court for the Northern District of California, Germany, France, and Italy.  On January 9, 2009, the Delaware Court entered an opinion in favor of the Company holding that Rambus had engaged in spoliation and that the twelve Rambus patents in the suit were unenforceable against the Company.  Rambus subsequently appealed the decision to the U.S. Court of Appeals for the Federal Circuit.  That appeal is pending.  In the U.S. District Court for the Northern District of California, trial on a patent phase of the case has been stayed pending resolution of Rambus' appeal of the Delaware spoliation decision or further order of the California Court.

On March 6, 2009, Panavision Imaging, LLC filed suit against the Company and Aptina Imaging Corporation, then a wholly-owned subsidiary of the Company (“Aptina”), in the U.S. District Court for the Central District of California.  The complaint alleges that certain of the Company and Aptina’s image sensor products infringe four Panavision Imaging U.S. patents and seeks injunctive relief, damages, attorneys’ fees, and costs.

 On March 24, 2009, Accolade Systems LLC filed suit against the Company and Aptina in the U.S. District Court for the Eastern District of Texas alleging that certain of the Company and Aptina’s image sensor products infringe one Accolade Systems U.S. patent.  The complaint seeks injunctive relief, damages, attorneys’ fees, and costs.  Accolade Systems never served the complaint, and on October 15, 2009, filed a motion to dismiss the complaint against the Company and Aptina without prejudice.

Among other things, the above lawsuits pertain to certain of the Company’s SDRAM, DDR SDRAM, DDR2 SDRAM, DDR3 SDRAM, RLDRAM and image sensor products, which account for a significant portion of net sales.

The Company is unable to predict the outcome of assertions of infringement made against the Company and therefore cannot estimate the range of possible loss.  A court determination that the Company’s products or manufacturing processes infringe the intellectual property rights of others could result in significant liability and/or require the Company to make material changes to its products and/or manufacturing processes.  Any of the foregoing could have a material adverse effect on the Company’s business, results of operations or financial condition.

Antitrust matters:  At least sixty-eight purported class action price-fixing lawsuits have been filed against the Company and other DRAM suppliers in various federal and state courts in the United States and in Puerto Rico on behalf of indirect purchasers alleging price-fixing in violation of federal and state antitrust laws, violations of state unfair competition law, and/or unjust enrichment relating to the sale and pricing of DRAM products during the period from April 1999 through at least June 2002.  The complaints seek joint and several damages, trebled, in addition to restitution, costs and attorneys’ fees.  A number of these cases have been removed to federal court and transferred to the U.S. District Court for the Northern District of California for consolidated pre-trial proceedings.  On January 29, 2008, the Northern District of California court granted in part and denied in part the Company’s motion to dismiss plaintiffs’ second amended consolidated complaint.  Plaintiffs subsequently filed a motion seeking certification for interlocutory appeal of the decision.  On February 27, 2008, plaintiffs filed a third amended complaint.  On June 26, 2008, the United States Court of Appeals for the Ninth Circuit agreed to consider plaintiffs’ interlocutory appeal.

In addition, various states, through their Attorneys General, have filed suit against the Company and other DRAM manufacturers.  On July 14, 2006, and on September 8, 2006 in an amended complaint, the following Attorneys General filed suit in the U.S. District Court for the Northern District of California:  Alaska, Arizona, Arkansas, California, Colorado, Delaware, Florida, Hawaii, Idaho, Illinois, Iowa, Kentucky, Louisiana, Maine, Maryland, Massachusetts, Michigan, Minnesota, Mississippi, Nebraska, Nevada, New Hampshire, New Mexico, North Carolina, North Dakota, Ohio, Oklahoma, Oregon, Pennsylvania, Rhode Island, South Carolina, Tennessee, Texas, Utah, Vermont, Virginia, Washington, West Virginia, Wisconsin and the Commonwealth of the Northern Mariana Islands.  Thereafter, three states, Ohio, New Hampshire, and Texas, voluntarily dismissed their claims.  The remaining states filed a third amended complaint on October 1, 2007.  Alaska, Delaware, Kentucky, and Vermont subsequently voluntarily dismissed their claims.  The amended complaint alleges, among other things, violations of the Sherman Act, Cartwright Act, and certain other states’ consumer protection and antitrust laws and seeks joint and several damages, trebled, as well as injunctive and other relief.  Additionally, on July 13, 2006, the State of New York filed a similar suit in the U.S. District Court for the Southern District of New York.  That case was subsequently transferred to the U.S. District Court for the Northern District of California for pre-trial purposes.  The State of New York filed an amended complaint on October 1, 2007.  On October 3, 2008, the California Attorney General filed a similar lawsuit in California Superior Court, purportedly on behalf of local California government entities, alleging, among other things, violations of the Cartwright Act and state unfair competition law.

Three purported class action DRAM lawsuits also have been filed against the Company in Quebec, Ontario, and British Columbia, Canada, on behalf of direct and indirect purchasers, alleging violations of the Canadian Competition Act.  The substantive allegations in these cases are similar to those asserted in the DRAM antitrust cases filed in the United States.  Plaintiffs’ motion for class certification was denied in the British Columbia and Quebec cases in May and June 2008, respectively.  Plaintiffs subsequently filed an appeal of each of those decisions.  Those appeals are pending.

In February and March 2007, All American Semiconductor, Inc., Jaco Electronics, Inc., and the DRAM Claims Liquidation Trust each filed suit against the Company and other DRAM suppliers in the U.S. District Court for the Northern District of California after opting-out of a direct purchaser class action suit that was settled.  The complaints allege, among other things, violations of federal and state antitrust and competition laws in the DRAM industry, and seek joint and several damages, trebled, as well as restitution, attorneys’ fees, costs and injunctive relief.

Three purported class action lawsuits alleging price-fixing of SRAM products have been filed in Canada, asserting violations of the Canadian Competition Act.  These cases assert claims on behalf of a purported class of individuals and entities that purchased SRAM products directly or indirectly from various SRAM suppliers.

In addition, three purported class action lawsuits alleging price-fixing of Flash products have been filed in Canada, asserting violations of the Canadian Competition Act.  These cases assert claims on behalf of a purported class of individuals and entities that purchased Flash memory directly and indirectly from various Flash memory suppliers.

On May 5, 2004, Rambus filed a complaint in the Superior Court of the State of California (San Francisco County) against the Company and other DRAM suppliers.  The complaint alleges various causes of action under California state law including conspiracy to restrict output and fix prices of Rambus DRAM (“RDRAM”) and unfair competition.  Trial is currently scheduled to begin in January 2010.  The complaint seeks joint and several damages, trebled, punitive damages, attorneys’ fees, costs, and a permanent injunction enjoining the defendants from the conduct alleged in the complaint.

The Company is unable to predict the outcome of these lawsuits and therefore cannot estimate the range of possible loss.  The final resolution of these alleged violations of antitrust laws could result in significant liability and could have a material adverse effect on the Company’s business, results of operations or financial condition.

Securities matters:  On February 24, 2006, a putative class action complaint was filed against the Company and certain of its officers in the U.S. District Court for the District of Idaho alleging claims under Section 10(b) and 20(a) of the Securities Exchange Act of 1934, as amended, and Rule 10b-5 promulgated thereunder.  Four substantially similar complaints subsequently were filed in the same Court.  The cases purport to be brought on behalf of a class of purchasers of the Company’s stock during the period February 24, 2001 to February 13, 2003.  The five lawsuits have been consolidated and a consolidated amended class action complaint was filed on July 24, 2006.  The complaint generally alleges violations of federal securities laws based on, among other things, claimed misstatements or omissions regarding alleged illegal price-fixing conduct.  The complaint seeks unspecified damages, interest, attorneys’ fees, costs, and expenses.  On December 19, 2007, the Court issued an order certifying the class but reducing the class period to purchasers of the Company’s stock during the period from February 24, 2001 to September 18, 2002.

In addition, on March 23, 2006, a shareholder derivative action was filed in the Fourth District Court for the State of Idaho (Ada County), allegedly on behalf of and for the benefit of the Company, against certain of the Company’s current and former officers and directors.  The Company also was named as a nominal defendant.  An amended complaint was filed on August 23, 2006 and subsequently dismissed by the Court.  Another amended complaint was filed on September 6, 2007.  The amended complaint was based on the same allegations of fact as in the securities class actions filed in the U.S. District Court for the District of Idaho and alleged breach of fiduciary duty, abuse of control, gross mismanagement, waste of corporate assets, unjust enrichment, and insider trading.  The amended complaint sought unspecified damages, restitution, disgorgement of profits, equitable and injunctive relief, attorneys’ fees, costs, and expenses.  The amended complaint was derivative in nature and did not seek monetary damages from the Company.  On January 25, 2008, the Court granted the Company’s motion to dismiss the second amended complaint without leave to amend.  On March 10, 2008, plaintiffs filed a notice of appeal to the Idaho Supreme Court.  On July 16, 2009, the Idaho Supreme Court issued an opinion upholding the lower court’s dismissal of the complaint.

The Company is unable to predict the outcome of these cases and therefore cannot estimate the range of possible loss.  A court determination in any of these actions against the Company could result in significant liability and could have a material adverse effect on the Company’s business, results of operations or financial condition.

Shareholders’ Equity

Stock rights:  As of September 3, 2009 and August 28, 2008, Intel held stock rights exchangeable into approximately 3.9 million and 16.9 million shares, respectively, of the Company’s common stock.  Shares issuable pursuant to the stock rights are included in weighted-average common shares outstanding in the computations of earnings per share.

Issuance of common stock: On April 15, 2009, the Company issued 69.3 million shares of common stock for $4.15 per share in a public offering.  The Company received net proceeds of $276 million, net of underwriting fees and other offering costs of $12 million.

Capped call transactions:  In connection with the offering of the Convertible Notes in May 2007, the Company entered into three capped call transactions (the “Capped Calls”).  The Capped Calls each have an initial strike price of approximately $14.23 per share, subject to certain adjustments, which matches the initial conversion price of the Convertible Notes.  The Capped Calls are in three equal tranches, have cap prices of $17.25, $20.13 and $23.00 per share, and cover, subject to anti-dilution adjustments similar to those contained in the Convertible Notes, an approximate combined total of 91.3 million shares of common stock.  The Capped Calls expire on various dates between November 2011 and December 2012.  The Capped Calls are intended to reduce the potential dilution upon conversion of the Convertible Notes.  Settlement of the Capped Calls in cash on their respective expiration dates would result in the Company receiving an amount ranging from zero if the market price per share of the Company’s common stock is at or below $14.23 to a maximum of $538 million.  The Company paid $151 million to purchase the Capped Calls.  The Capped Calls are considered capital transactions and the related cost was recorded as a charge to additional capital.

Concurrent with the offering of the 4.25% Senior Notes on April 15, 2009, the Company entered into capped call transactions (the “2009 Capped Calls”) that have an initial strike price of approximately $5.08 per share, subject to certain adjustments, which was set to equal initial conversion price of the 4.25% Senior Notes.  The 2009 Capped Calls have a cap price of $6.64 per share and cover, subject to anti-dilution adjustments similar to those contained in the 4.25% Senior Notes,  an approximate combined total of 45.2 million shares of common stock, and are subject to standard adjustments for instruments of this type.  The 2009 Capped Calls expire in October and November of 2012.  The 2009 Capped Calls are intended to reduce the potential dilution upon conversion of the 4.25% Senior Notes.  Settlement of the Capped Calls in cash on their respective expiration dates would result in the Company receiving an amount ranging from zero if the market price per share of the Company’s common stock is at or below $5.08 to a maximum of $70 million.  The Company paid $25 million to purchase the 2009 Capped Calls.  The 2009 Capped Calls are considered capital transactions and the related cost was recorded as a charge to additional capital.

Accumulated other comprehensive income (loss):  Accumulated other comprehensive income (loss), net of tax, consisted of the following as of the end of the periods shown below:

	2009	2008

Accumulated translation adjustment, net	$(9)	$--
Unrealized gain (loss) on investments, net	10	(3)
Unrecognized pension liability	(4)	(5)
Accumulated other comprehensive income (loss)	$(3)	$(8)

Adjustment for Retrospective Application of New Accounting Standards

Effective at the beginning of 2010, the Company adopted new accounting standards for noncontrolling interests and certain convertible debt instruments.  These new accounting standards required retrospective application and the Company’s financial statements contained herein have been adjusted to reflect the impact of adopting these new accounting standards.  The impact of the retrospective adoption is summarized below.

Noncontrolling interests in subsidiaries:  Under the new standard, noncontrolling interests in subsidiaries is (1) reported as a separate component of equity in the consolidated balance sheets and  (2) included in net income in the statement of operations.

Convertible debt instruments:  The new standard applies to convertible debt instruments that may be fully or partially settled in cash upon conversion and is applicable to the Company’s 1.875% convertible senior notes with an aggregate principal amount of $1.3 billion issued in May 2007 (the “Convertible Notes”).  The standard requires the liability and equity components of the Convertible Notes to be stated separately.  The liability component recognized at the issuance of the Convertible Notes equals the estimated fair value of a similar liability without a conversion option and the remainder of the proceeds received at issuance was allocated to equity.  In connection therewith, at the May 2007 issuance of the Convertible Notes there was a $402 million decrease in debt, a $394 million increase in additional capital, and an $8 million decrease in deferred debt issuance costs (included in other noncurrent assets).  The fair value of the liability was determined using an interest rate for similar nonconvertible debt issued as of the original May 2007 issuance date by entities with credit ratings comparable to the Company’s credit rating at the time of issuance.  In subsequent periods, the liability component recognized at issuance is increased to the principal amount of the Convertible Notes through the amortization of interest costs. Through 2009, $107 million of interest was amortized.  Information related to equity and debt components is as follows:

As of	September 3, 2009	August 28, 2008

Carrying amount of the equity component	$394	$394
Principal amount of the Convertible Notes	1,300	1,300
Unamortized discount	295	345
Net carrying amount of the Convertible Notes	1,005	955

The unamortized discount as of September 3, 2009, will be recognized as interest expense over approximately 4.7 years through June 2014, the maturity date of the Convertible Notes.

Information related to interest rates and expenses is as follows:

Year Ended	2009	2008	2007

Effective interest rate	7.9%	7.9%	7.9%
Interest costs related to contractual interest coupon	25	24	7
Interest costs related to amortization of discount and issuance costs	52	47	12

Effect of adjustment for retrospective application of new accounting standards on financial statements:  The following tables set forth the financial statement line items affected by retrospective application of the new accounting standards for noncontrolling interests and certain convertible debt as of and for the periods indicated:

	Consolidated Statement of Operations
	As Previously Reported	Effect of Adoption		As Retrospectively Adjusted
		Noncontrolling Interests	Convertible Debt

Year Ended September 3, 2009:
Cost of goods sold	$5,242	$--	$1	$5,243
Interest expense	(135)	--	(47)	(182)
Income tax (provision)	(2)	--	1	(1)
Net loss	(1,835)	(111)	(47)	(1,993)
Net loss attributable to Micron	--	(1,835)	(47)	(1,882)
Net loss per share:
Basic and diluted	(2.29)	--	(0.06)	(2.35)

Year Ended August 28, 2008:
Interest expense	$(82)	$--	$(36)	$(118)
Net loss	(1,619)	(10)	(36)	(1,665)
Net loss attributable to Micron	--	(1,619)	(36)	(1,655)
Net loss per share:
Basic and diluted	(2.10)	--	(0.04)	(2.14)

Year Ended August 30, 2007:
Interest expense	$(40)	$--	$(11)	$(51)
Net loss	(320)	122	(11)	(209)
Net loss attributable to Micron	--	(320)	(11)	(331)
Net loss per share:
Basic and diluted	(0.42)	--	(0.01)	(0.43)

	Consolidated Balance Sheet
	As Previously Reported	Effect of Adoption		As Retrospectively Adjusted
As of September 3, 2009		Noncontrolling Interests	Convertible Debt

Assets
Property, plant and equipment, net	$7,081	$--	$8	$7,089
Other assets	371	--	(4)	367
Total assets	11,455	--	4	11,459

Liabilities and equity
Long-term debt	$2,674	$--	$(295)	$2,379
Total liabilities	4,815	--	(295)	4,520

Micron shareholders’ equity
Additional capital	6,863	--	394	7,257
Accumulated deficit	(2,291)	--	(94)	(2,385)
Accumulated other comprehensive (loss)	(3)	--	(1)	(4)
Total equity of Micron shareholders	--	4,654	299	4,953
Total equity	4,654	1,986	299	6,939
Total liabilities and equity	11,455	--	4	11,459

	Consolidated Balance Sheet
	As Previously Reported	Effect of Adoption		As Retrospectively Adjusted
As of August 28, 2008		Noncontrolling Interests	Convertible Debt

Assets
Property, plant and equipment, net	$8,811	$--	$8	$8,819
Other assets	392	--	(6)	386
Total assets	13,430	--	2	13,432

Liabilities and equity
Long-term debt	$2,451	$--	$(345)	$2,106
Total liabilities	4,387	--	(345)	4,042

Micron shareholders’ equity
Additional capital	6,566	--	394	6,960
Accumulated deficit	(456)	--	(47)	(503)
Total equity of Micron shareholders	--	6,178	347	6,525
Total equity	6,178	2,865	347	9,390
Total liabilities and equity	13,430	--	2	13,432

	Consolidated Statement of Change in Equity
	Additional Capital	Retained Earnings (Accumulated Deficit)	Accumulated Other Comprehensive Income (Loss)	Total Micron Shareholders’ Equity	Noncontrolling Interests in Subsidiaries	Total Equity

As Previously Reported:

Balance at August 31, 2006	$6,555	$1,486	$(2)	$8,114	$--	$--
Net loss		(320)		(320)
Issuance of convertible debt
Contributions from noncontrolling interests
Purchase shares from noncontrolling interests
Balance at August 30, 2007	$6,519	$1,164	$(7)	$7,752	$--	$--
Comprehensive income (loss):
Net loss		(1,619)		(1,619)
Total comprehensive (loss)				(1,620)
Distributions to noncontrolling interests
Contributions from noncontrolling interests
Balance at August 28, 2008	$6,566	$(456)	$(8)	$6,178	$--	$--
Comprehensive income (loss):
Net loss		(1,835)		(1,835)
Net change in unrealized gain on investments, net of tax			13	13
Total comprehensive (loss)				(1,830)
Distributions to noncontrolling interests
Contributions from noncontrolling interests
Reduction in noncontrolling interests from share purchase
Balance at September 3, 2009	$6,863	$(2,291)	$(3)	$4,654	$--	$--

Effect of Adoption of Noncontrolling Interests and Convertible Debt:

Balance at August 31, 2006	$--	$--	$--	$--	$1,568	$9,682
Net loss		(11)		(11)	122	(209)
Issuance of convertible debt	394			394		394
Contributions from noncontrolling interests					1,249	1,249
Purchase shares from noncontrolling interests					(332)	(332)
Balance at August 30, 2007	$394	$(11)	$--	$383	$2,607	$10,742
Comprehensive income (loss):
Net loss		(36)		(36)	(10)	(1,665)
Total comprehensive (loss)				(36)	(10)	(1,666)
Distributions to noncontrolling interests					(132)	(132)
Contributions from noncontrolling interests					400	400
Balance at August 28, 2008	$394	$(47)	$--	$347	$2,865	$9,390
Comprehensive income (loss):
Net loss		(47)		(47)	(111)	(1,993)
Net change in unrealized gain on investments, net of tax			(1)	(1)		12
Total comprehensive (loss)				(48)	(111)	(1,989)
Distributions to noncontrolling interests					(705)	(705)
Contributions from noncontrolling interests					24	24
Reduction in noncontrolling interests from share purchase					(87)	(87)
Balance at September 3, 2009	$394	$(94)	$(1)	$299	$1,986	$6,939

As Retrospectively Adjusted:

Balance at August 31, 2006	$6,555	$1,486	$(2)	$8,114	$1,568	$9,682
Net loss		(331)		(331)	122	(209)
Issuance of convertible debt	394			394		394
Contributions from noncontrolling interests					1,249	1,249
Purchase shares from noncontrolling interests					(332)	(332)
Balance at August 30, 2007	$6,913	$1,153	$(7)	$8,135	$2,607	$10,742
Comprehensive income (loss):
Net loss		(1,655)		(1,655)	(10)	(1,665)
Total comprehensive (loss)				(1,656)	(10)	(1,666)
Distributions to noncontrolling interests					(132)	(132)
Contributions from noncontrolling interests					400	400
Balance at August 28, 2008	$6,960	$(503)	$(8)	$6,525	$2,865	$9,390
Comprehensive income (loss):
Net loss		(1,882)		(1,882)	(111)	(1,993)
Net change in unrealized gain on investments, net of tax			12	12		12
Total comprehensive (loss)				(1,878)	(111)	(1,989)
Distributions to noncontrolling interests					(705)	(705)
Contributions from noncontrolling interests					24	24
Reduction in noncontrolling interests from share purchase					(87)	(87)
Balance at September 3, 2009	$7,257	$(2,385)	$(4)	$4,953	$1,986	$6,939

	Consolidated Statement of Cash Flows
	As Previously Reported	Effect of Adoption		As Retrospectively Adjusted
		Noncontrolling Interests	Convertible Debt

Year Ended September 3, 2009:
Cash flows from operating activities
Net loss	$(1,835)	$(111)	$(47)	$(1,993)
Depreciation and amortization	2,139	--	47	2,186
Noncontrolling interests in net income (loss)	(111)	111	--	--

Year Ended August 28, 2008:
Cash flows from operating activities
Net loss	$(1,619)	$(10)	$(36)	$(1,665)
Depreciation and amortization	2,060	--	36	2,096
Noncontrolling interests in net income (loss)	(10)	10	--	--

Year Ended August 30, 2007:
Cash flows from operating activities
Net loss	$(320)	$122	$(11)	$(209)
Depreciation and amortization	1,718	--	11	1,729
Noncontrolling interests in net income (loss)	122	(122)	--	--

Fair Value Measurements

SFAS No. 157 establishes three levels of inputs that may be used to measure fair value: quoted prices in active markets for identical assets or liabilities (referred to as Level 1), observable inputs other than Level 1 that are observable for the asset or liability either directly or indirectly (referred to as Level 2) and unobservable inputs to the valuation methodology that are significant to the measurement of fair value of assets or liabilities (referred to as Level 3).

Fair value measurements on a recurring basis: Assets measured at fair value on a recurring basis as of September 3, 2009 were as follows:

	Level 1	Level 2	Total

Money market(1)	$1,184	$--	$1,184
Certificates of deposit(2)	--	217	217
Marketable equity investments(3)	15	--	15
	$1,199	$217	$1,416

(1)Included in cash and equivalents
(2)$187 million included in cash and equivalents and $30 million included in other noncurrent assets
(3)Included in other noncurrent assets

Level 2 assets are valued using observable inputs in active markets for similar assets or alternative pricing sources and models utilizing market observable inputs.  In 2009, the Company recognized impairment charges of $7 million for other-than-temporary declines in the value of marketable equity instruments.

As of September 3, 2009, the estimated fair value of the Company’s convertible debt instruments was $1,410 million compared to their carrying value of $1,305 million in debt (the carrying value excludes the equity component of the Convertible Notes which is classified in equity).  As of August 28, 2008, the estimated fair value of the Company’s convertible debt instruments was $844 million compared to their carrying value of $1,025 million in debt (the carrying value excludes the equity component of the Convertible Notes which is classified in equity).  The fair value of the convertible debt instruments is based on quoted market prices in active markets (Level 1).  As of September 3, 2009 and August 28, 2008, the fair value of other long-term debt instruments was $1,458 million and $1,323 million, respectively, as compared to their carrying value of $1,498 million and $1,356 million, respectively.  The fair value of other long-term debt instruments was estimated based on discounted cash flows using inputs that are observable in the market or that could be derived from or corroborated with observable market data, as well as significant unobservable inputs (level 3), including interest rates based on yield curves of similar debt issues from parties with similar credit ratings as the Company.

Amounts reported as cash and equivalents, short-term investments, receivables, other assets, accounts payable and accrued expenses and equipment purchase contracts approximate their fair values.

Fair value measurements on a nonrecurring basis: In the first quarter of 2010, the Company determined the fair value of the liability component of its Convertible Notes using a market interest rate for similar nonconvertible debt issued as of the original issuance date by entities with credit ratings comparable to the Company’s (Level 2).  The fair value of the liability component was retrospectively applied as of the inception date of the Convertible Notes.  (See “Adjustment for Retrospective Application of New Accounting Standards” note.)

As of September 3, 2009, non-marketable equity investments of $6 million were valued using Level 3 inputs.  During 2009, the Company identified events and circumstances that indicated the fair value of certain non-marketable equity investments sustained other-than-temporary declines in values and recognized charges of $8 million to write down the carrying values of these investments to their estimated fair values.  The fair value measurements were determined using present value techniques of estimated future cash flows based on inputs which were classified as Level 3 as they were unobservable and required management’s judgment.

During 2009, the Company recorded loans with Nan Ya Plastics and Inotera at fair value because the stated interest rates were substantially lower than the prevailing rates for loans with comparable terms and collateral and for borrowers with similar credit ratings.  The Company repaid the loan to Inotera in the third quarter of 2009.  During 2009, the Company also recorded other noncurrent contractual liabilities at fair values of $36 million (net of $39 million of discounts) based on prevailing rates for comparable obligations.  The fair values of these obligations were determined based on discounted cash flows using inputs that are observable in the market or that could be derived from or corroborated with observable market data, as well as significant unobservable inputs (Level 3), including interest rates based on published rates for transactions involving parties with similar credit ratings as the Company.  (See “Debt” note.)

Equity Plans

As of September 3, 2009, under its equity plans, the Company had an aggregate of 195.1 million shares of its common stock reserved for issuance for stock options and restricted stock awards, of which 125.9 million shares were subject to outstanding awards and 69.2 million shares were available for future awards.  Awards are subject to terms and conditions as determined by the Company’s Board of Directors.

Stock options:  Stock options granted by the Company are generally exercisable in increments of 25% per year beginning one year from the date of grant.  Stock options issued after September 22, 2004 generally expire six years from the date of grant.  All other options expire ten years from the grant date.

Option activity for 2009 is summarized as follows:

	Number of shares	Weighted-average exercise price per share	Weighted-average remaining contractual life (in years)	Aggregate intrinsic value

Outstanding at August 28, 2008	112.9	$19.24
Granted	21.6	2.97
Exercised	(0.0)	4.90
Cancelled or expired	(18.0)	19.12
Outstanding at September 3, 2009	116.5	16.25	2.90	$96

Exercisable at September 3, 2009	86.2	$20.20	2.24	$3
Expected to vest after September 3, 2009	26.8	5.09	4.74	81

The following table summarizes information about options outstanding as of September 3, 2009:

	Outstanding options			Exercisable options
Range of exercise prices	Number of shares	Weighted- average remaining contractual life (in years)	Weighted- average exercise price per share	Number of shares	Weighted- average exercise price per share

$ 0.85 - $ 9.79	29.0	4.96	$3.96	3.2	$7.15
10.00 - 14.01	43.1	2.79	12.51	39.1	12.47
14.06 - 22.83	21.9	2.54	19.05	21.4	19.15
23.25 - 39.94	19.5	0.77	31.76	19.5	31.76
40.57 - 96.56	3.0	1.11	66.47	3.0	66.47
	116.5	2.90	16.25	86.2	20.20

The weighted-average grant-date fair value per share was $1.71, $2.52 and $4.87 for options granted during 2009, 2008 and 2007, respectively.  The total intrinsic value was de minimis, $1 million and $32 million for options exercised during 2009, 2008 and 2007, respectively.

Changes in the Company’s nonvested options for 2009 are summarized as follows:

	Number of shares	Weighted- average grant date fair value per share

Nonvested at August 28, 2008	17.1	$4.21
Granted	21.6	1.71
Vested	(6.5)	4.76
Cancelled	(1.9)	3.33
Nonvested at September 3, 2009	30.3	2.36

As of September 3, 2009, $43 million of total unrecognized compensation cost related to nonvested awards was expected to be recognized through the fourth quarter of 2013, resulting in a weighted-average period of 1.3 years.  The Company’s nonvested options as of September 3, 2009 have a weighted-average exercise price of $4.98, a weighted-average remaining contractual life of 4.77 years and an aggregate intrinsic value of $93 million.

The fair values of option awards were estimated as of the date of grant using the Black-Scholes option valuation model.  The Black-Scholes model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable and requires the input of subjective assumptions, including the expected stock price volatility and estimated option life.  The expected volatilities utilized by the Company were based on implied volatilities from traded options on the Company’s stock and on historical volatility.  The expected lives of options granted in 2009 were based, in part, on historical experience and on the terms and conditions of the options.  The expected lives of options granted prior to 2009 were based on the simplified method provided by the Securities and Exchange Commission.  The risk-free interest rates utilized by the Company were based on the U.S. Treasury yield in effect at the time of the grant.  No dividends were assumed in the Company’s estimated option values.  Assumptions used in the Black-Scholes model are presented below:

	2009	2008	2007

Average expected life in years	4.92	4.25	4.25
Weighted-average volatility	73%	47%	39%
Weighted-average risk-free interest rate	1.9%	2.9%	4.7%

Restricted stock and restricted stock units (“Restricted Stock Awards”):  As of September 3, 2009, there were 9.4 million shares of Restricted Stock Awards outstanding, of which 4.0 million were performance-based Restricted Stock Awards.  For service-based Restricted Stock Awards, restrictions generally lapse either in one-fourth or one-third increments during each year of employment after the grant date.  For performance-based Restricted Stock Awards, vesting is contingent upon meeting certain Company-wide performance goals, none of which were achieved or deemed probable to achieve as of September 3, 2009.  Restricted Stock Awards activity for 2009 is summarized as follows:

	Number of shares	Weighted-average remaining contractual life (in years)	Aggregate intrinsic value

Outstanding at August 28, 2008	9.2
Granted	3.6
Restrictions lapsed	(2.2)
Cancelled	(1.2)
Outstanding at September 3, 2009	9.4	1.77	$67

Expected to vest after September 3, 2009	5.2	2.11	$37

The weighted-average grant-date fair value for restricted stock awards granted during 2009, 2008 and 2007 was $4.40, $8.41 and $14.91 per share, respectively.  The aggregate value at the lapse date of awards for which restrictions lapsed during 2009, 2008 and 2007 was $8 million, $12 million and $11 million, respectively.  As of September 3, 2009, there was $28 million of total unrecognized compensation cost, net of estimated forfeitures, related to nonvested restricted stock awards, which is expected to be recognized through the second quarter of 2013, resulting in a weighted-average period of 1.0 years.

Stock purchase plan: The Company’s 1989 Employee Stock Purchase Plan (“ESPP”) plan was suspended during 2008 and expired during 2009.

Stock-based compensation expense:  Total compensation costs for the Company’s equity plans were as follows:

	2009	2008	2007

Stock-based compensation expense by caption:
Cost of goods sold	$16	$15	$11
Selling, general and administrative	16	19	21
Research and development	13	14	12
Other operating (income) expense	(1)	--	--
	$44	$48	$44

Stock-based compensation expense by type of award:
Stock options	$29	$26	$26
Restricted stock awards	15	22	18
	$44	$48	$44

Stock-based compensation expense of $3 million was capitalized and remained in inventory as of September 3, 2009 and August 28, 2008.  As of September 3, 2009, $71 million of total unrecognized compensation costs, net of estimated forfeitures, related to non-vested awards was expected to be recognized through the fourth quarter of 2013, resulting in a weighted-average period of 1.2 years.  Stock-based compensation expense in the above presentation does not reflect any significant income tax benefits, which is consistent with the Company’s treatment of income or loss from its U.S. operations.  (See “Income Taxes” note.)

Employee Benefit Plans

The Company has employee retirement plans at its U.S. and international sites.  Details of the more significant plans are discussed as follows:

Employee savings plan for U.S. employees:  The Company has a 401(k) retirement plan (“RAM Plan”) under which U.S. employees may contribute up to 45% of their eligible pay (subject to IRS annual contribution limits) to various savings alternatives, none of which include direct investment in the Company’s common stock.  Under the RAM plan, the Company matched in cash eligible contributions from employees up to 4% of the employee’s annual eligible earnings or $2,000, whichever was greater.  In 2009, the Company suspended its match under in the RAM plan.  Contribution expense for the Company’s RAM Plan was $16 million, $32 million and $31 million in 2009, 2008 and 2007, respectively.

Retirement plans:  The Company has pension plans in various countries worldwide.  The pension plans are only available to local employees and are generally government mandated.  Upon adoption of FAS 158 as of August 30, 2007, the Company increased its liability by $8 million related to the unfunded pension liabilities of the plans.

Restructure

In response to a severe downturn in the semiconductor memory industry and global economic conditions, the Company initiated restructure plans in 2009 primarily within the Company’s Memory segment.  In the first quarter of 2009, IM Flash, a joint venture between the Company and Intel, terminated its agreement with the Company to obtain NAND Flash memory supply from the Company’s Boise facility, reducing the Company’s NAND Flash production by approximately 35,000 200mm wafers per month.  In connection with the termination of the NAND Flash memory supply agreement, Intel paid the Company $208 million in 2009.  The Company and Intel agreed to suspend tooling and the ramp of NAND Flash production at IM Flash’s Singapore wafer fabrication facility.  In addition, the Company phased out all remaining 200mm DRAM wafer manufacturing operations in Boise, Idaho in the second half of 2009.  As a result of these restructure plans, the Company reduced employment in 2009 by approximately 4,600 employees, or approximately 20%.  Due to improvements in market conditions and the pursuit of new business opportunities, future reduction in employees may not occur.  As of September 3, 2009, the Company expects to incur additional restructure costs in 2010 of approximately $2 million, excluding any gains or additional losses from disposition of equipment.  In 2008 and 2007, to reduce costs, the Company implemented restructure initiatives including workforce reductions and relocating and outsourcing certain of its operations.  The following table summarizes restructure charges (credits) resulting from the Company’s restructure activities:

	2009	2008	2007

Write-down of equipment	$152	$--	$--
Severance and other employee costs	60	23	18
Gain from termination of NAND Flash supply agreement	(144)	--	--
Other	2	10	1
	$70	$33	$19

During 2009 the Company made cash payments of $63 million for severance and other termination benefits.  Substantially all of the charges in 2008 and 2007 were paid in those years.  As of September 3, 2009 and August 28, 2008, $5 million and $6 million, respectively, of restructure costs, primarily related to severance and other termination benefits, remained unpaid and were included in accounts payable and accrued expenses.

Other Operating (Income) Expense, Net

Other operating (income) expense consisted of the following:

	2009	2008	2007

(Gain) loss on disposition of property, plant and equipment	$54	$(66)	$(43)
Loss on sale of majority interest in Aptina	41	--	--
Losses from changes in currency exchange rates	30	25	14
Other	(18)	(50)	(47)
	$107	$(91)	$(76)

In the table above, “Other” for 2008 included $38 million for receipts from the U.S. government in connection with anti-dumping tariffs and for 2007, included $30 million from the sale of certain intellectual property to Toshiba Corporation and $7 million in grants received in connection with the Company’s operations in China.  (See “Equity Method Investments – Aptina” note.)

Income Taxes

The Company’s loss before taxes, noncontrolling interests in net (income) loss and equity in net losses of equity method investees has been adjusted to reflect the retrospective application of new accounting standards for noncontrolling interest and certain convertible debt instruments.  Additionally, the Company’s reconciliation of the U.S. federal statutory rate to its income tax (provision), valuation allowance and deferred tax liabilities have also been adjusted to reflect the application of these standards.

The Company’s income tax (provision) and loss before taxes, noncontrolling interests in net (income) loss and equity in net losses of equity method investees consisted of the following:

	2009	2008	2007

Loss before taxes, noncontrolling interests in net (income) loss and equity in net losses of equity method investees:
U.S.	$(1,425)	$(1,749)	$(582)
Foreign	(427)	102	403
	$(1,852)	$(1,647)	$(179)

Income tax (provision) benefit:
Current:
U.S. federal	$12	$(7)	$(5)
State	--	--	--
Foreign	(12)	(17)	(39)
	--	(24)	(44)
Deferred:
U.S. federal	--	--	--
State	--	--	--
Foreign	(1)	6	14
	(1)	6	14
Income tax (provision)	$(1)	$(18)	$(30)

The Company’s income tax (provision) computed using the U.S. federal statutory rate reconciled to the Company’s income tax (provision) follows:

	2009	2008	2007

U.S. federal income tax (provision) at statutory rate	$648	$577	$63
State taxes, net of federal benefit	39	39	3
Tax credits	18	8	25
Change in valuation allowance	(572)	(460)	(223)
Foreign operations	(135)	(21)	93
Goodwill impairment	--	(155)	--
Other	1	(6)	9
Income tax (provision)	$(1)	$(18)	$(30)

State taxes reflect investment tax credits of $7 million, $12 million and $10 million for 2009, 2008 and 2007, respectively.

Deferred income taxes reflect the net tax effects of temporary differences between the bases of assets and liabilities for financial reporting and income tax purposes.  The Company’s deferred tax assets and liabilities consist of the following as of the end of the periods shown below:

	2009	2008

Deferred tax assets:
Net operating loss and credit carryforwards	$1,965	$1,358
Inventories	197	235
Basis differences in investments in joint ventures	106	200
Deferred income	78	155
Accrued salaries, wages and benefits	74	76
Other	27	48
Gross deferred tax assets	2,447	2,072
Less valuation allowance	(2,006)	(1,440)
Deferred tax assets, net of valuation allowance	441	632

Deferred tax liabilities:
Debt discount	(112)	(129)
Unremitted earnings on certain subsidiaries	(87)	(114)
Product and process technology	(47)	(48)
Intangible assets	(41)	(51)
Receivables	(15)	(43)
Excess tax over book depreciation	(12)	(141)
Other	(6)	(16)
Deferred tax liabilities	(320)	(542)

Net deferred tax assets	$121	$90

Reported as:
Current deferred tax assets (included in other current assets)	$18	$25
Noncurrent deferred tax assets (included in other assets)	107	74
Noncurrent deferred tax liabilities (included in other liabilities)	(4)	(9)
Net deferred tax assets	$121	$90

The Company has a valuation allowance against substantially all of its U.S. net deferred tax assets.  As of September 3, 2009, the Company had aggregate U.S. tax net operating loss carryforwards of $4.2 billion and unused U.S. tax credit carryforwards of $212 million.  The Company also has unused state tax net operating loss carryforwards of $2.6 billion and unused state tax credits of $198 million as of September 3, 2009.  Substantially all of the net operating loss carryforwards expire in 2022 to 2029 and substantially all of the tax credit carryforwards expire in 2013 to 2029.  As a consequence of prior business acquisitions, utilization of the tax benefits for some of the tax carryforwards is subject to limitations imposed by Section 382 of the Internal Revenue Code and some portion or all of these carryforwards may not be available to offset any future taxable income.

The changes in valuation allowance of $566 million and $442 million in 2009 and 2008, respectively, are primarily due to uncertainties of realizing certain U.S. net operating losses and certain tax credit carryforwards.

Provision has been made for deferred taxes on undistributed earnings of non-U.S. subsidiaries to the extent that dividend payments from such companies are expected to result in additional tax liability.  During 2008 a decision was made to not be indefinitely reinvested in certain foreign jurisdictions.  For the year ended August 28, 2008, $322 million of earnings that in prior years had been considered indefinitely reinvested in foreign operations were determined to no longer be indefinitely reinvested.  This decision resulted in no impact to the consolidated statement of operations as the Company has a full valuation allowance against its net U.S. deferred tax assets.  Remaining undistributed earnings of $410 million as of September 3, 2009 have been indefinitely reinvested; therefore, no provision has been made for taxes due upon remittance of these earnings.  Determination of the amount of unrecognized deferred tax liability on these unremitted earnings is not practicable.

Below is a reconciliation of the beginning and ending amount of unrecognized tax benefits:

	2009	2008

Beginning unrecognized tax benefits	$1	$16
Expiration of foreign statutes of limitations	(1)	(15)
Other	1	--
Ending unrecognized tax benefits	$1	$1

The balance at September 3, 2009 and August 28, 2008 represents unrecognized income tax benefits, which if recognized, would affect the Company’s effective tax rate.  As of September 3, 2009, accrued interest and penalties related to uncertain tax positions was $2 million.

The Company and its subsidiaries file income tax returns with the United States federal government, various U.S. states and various foreign jurisdictions throughout the world.  The Company’s U.S. federal and state tax returns remain open to examination for 2005 through 2009 and 2004 through 2009, respectively.  In addition, tax years open to examination in multiple foreign taxing jurisdictions range from 2002 to 2009.  The Company is currently undergoing audits in foreign jurisdictions for years 2005 through 2009.

Earnings Per Share

	2009	2008	2007

Net loss available to common shareholders	$(1,882)	$(1,655)	$(331)

Weighted-average common shares outstanding	800.7	772.5	769.1

Loss per share:
Basic	$(2.35)	$(2.14)	$(0.43)
Diluted	(2.35)	(2.14)	(0.43)

Listed below are the potential common shares, as of the end of the periods shown below, that could dilute basic earnings per share in the future that were not included in the computation of diluted earnings per share because to do so would have been antidilutive:

	2009	2008	2007

Employee stock plans	126.0	122.1	124.8
Convertible notes	142.8	97.6	97.6
Common stock warrants	--	--	29.1

Consolidated Variable Interest Entities

NAND Flash joint ventures with Intel (“IM Flash”):  The Company has formed two joint ventures with Intel (IM Flash Technologies, LLC formed January 2006 and IM Flash Singapore LLP formed February 2007) to manufacture NAND Flash memory products for the exclusive benefit of the partners.  IMFT and IMFS are each governed by a Board of Managers, with Micron and Intel initially appointing an equal number of managers to each of the boards.  The number of managers appointed by each party adjusts depending on the parties’ ownership interests.  These ventures will operate until 2016 but are subject to prior termination under certain terms and conditions.  IMFT and IMFS are aggregated as IM Flash in the following disclosure due to the similarity of their ownership structure, function, operations and the way the Company’s management reviews the results of their operations.  At inception and through September 3, 2009, the Company owned 51% and Intel owned 49% of IM Flash.

IM Flash is a variable interest entity as defined by FIN 46(R) because all costs of IM Flash are passed to the Company and Intel through product purchase agreements.  IM Flash is dependent upon the Company and Intel for any additional cash requirements.  The Company and Intel are also considered related parties under the provisions of FIN 46(R) due to restrictions on transfers of ownership interests.  As a result, the primary beneficiary of IM Flash is the entity that is most closely associated with IM Flash.  The Company considered several factors to determine whether it or Intel is more closely associated with IM Flash, including the size and nature of IM Flash’s operations relative to the Company and Intel, and which entity had the majority of economic exposure under the purchase agreements.  Based on those factors, the Company determined that it is more closely associated with IM Flash and is therefore the primary beneficiary.  Accordingly, the financial results of IM Flash are included in the Company’s consolidated financial statements and all amounts pertaining to Intel’s interests in IM Flash are reported as noncontrolling interests in subsidiaries.  (See “Significant Accounting Policies” note.)

IM Flash manufactures NAND Flash memory products using designs developed by the Company and Intel.  Product design and other research and development (“R&D”) costs for NAND Flash are generally shared equally between the Company and Intel.  As a result of reimbursements received from Intel under a NAND Flash R&D cost-sharing arrangement, the Company’s R&D expenses were reduced by $107 million, $148 million and $240 million in 2009, 2008 and 2007, respectively.

IM Flash sells products to the joint venture partners generally in proportion to their ownership at long-term negotiated prices approximating cost.  IM Flash sales to Intel were $886 million, $1,037 million and $497 million for 2009, 2008 and 2007, respectively.  As of September 3, 2009 and August 28, 2008, IM Flash had receivables from Intel primarily for sales of NAND Flash products of $95 million and $144 million, respectively.  In addition, as of September 3, 2009 and August 28, 2008, the Company had receivables from Intel of $29 million and $71 million, respectively, related to NAND Flash product design and process development activities.  As of September 3, 2009 and August 28, 2008, IM Flash had payables to Intel of $3 million and $4 million, respectively, for various services.

Under the terms of a wafer supply agreement, the Company manufactured wafers for IM Flash in its Boise, Idaho facility.  In the first quarter of 2009, the Company and Intel agreed to discontinue production of NAND flash memory for IM Flash at the Boise facility.  Pursuant to the termination agreement, Intel paid the Company $208 million in 2009.  Also in the first quarter of 2009, IM Flash substantially completed construction of a new 300mm wafer fabrication facility structure in Singapore and the Company and Intel agreed to suspend tooling and the ramp of production at this facility.

IM Flash distributed $695 million and $132 million to Intel in 2009 and 2008, respectively, and $723 million and $137 million to the Company in 2009 and 2008, respectively.  Intel contributed $24 million, $393 million and $1,238 million to IM Flash in 2009, 2008 and 2007, respectively.  The Company contributed $25 million and $409 million and $1,017 million to IM Flash in 2009, 2008 and 2007, respectively.  Intel’s contributions in 2007 included $261 million as part of its initial obligations from the formation of IM Flash in January 2006.  The Company’s ability to access IM Flash’s cash and marketable investment securities ($114 million as of September 3, 2009) to finance the Company’s other operations is subject to agreement by the joint venture partners.

Total IM Flash assets and liabilities included in the Company’s consolidated balance sheets are as follows:

As of	September 3, 2009	August 28, 2008

Assets
Cash and equivalents	$114	$393
Receivables	111	169
Inventories	161	225
Other current assets	8	14
Total current assets	394	801
Property, plant and equipment, net	3,377	3,998
Other assets	63	58
Total assets	$3,834	$4,857

Liabilities
Accounts payable and accrued expenses	$93	$166
Deferred income	137	67
Equipment purchase contracts	1	18
Current portion of long-term debt	6	5
Total current liabilities	237	256
Long-term debt	66	38
Other liabilities	4	5
Total liabilities	$307	$299

Amounts exclude intercompany balances that are eliminated in the Company’s consolidated balance sheets. IMFT and IMFS are aggregated as IM Flash in this disclosure due to the similarity of their ownership structure, function, operations and the way the Company’s management reviews the results of their operations.

The creditors of IM Flash have recourse only to the assets of IM Flash and do not have recourse to any other assets of the Company.

MP Mask Technology Center, LLC (“MP Mask”):  In 2006, the Company formed a joint venture, MP Mask, with Photronics, Inc. (“Photronics”) to produce photomasks for leading-edge and advanced next generation semiconductors.  At inception and through September 3, 2009, the Company owned 50.01% and Photronics owned 49.99% of MP Mask.  The Company purchases a substantial majority of the reticles produced by MP Mask pursuant to a supply arrangement.  In connection with the formation of the joint venture, the Company received $72 million in 2006 in exchange for entering into a license agreement with Photronics, which is being recognized over the term of the 10-year agreement.  As of September 3, 2009, deferred income and other noncurrent liabilities included an aggregate of $48 million related to this agreement.  MP Mask made distributions to both the Company and Photronics of $10 million each in 2009.  Photronics contributed $8 million and $11 million to MP Mask in 2008 and 2007, respectively.  The Company contributed $4 million to MP Mask in 2007.

MP Mask is a variable interest entity as defined by FIN 46(R) because all costs of MP Mask are passed on to the Company and Photronics through  product purchase agreements and MP Mask is dependent upon the Company and Photronics for any additional cash requirements.  The Company and Photronics are also considered related parties under the provisions of FIN 46(R) due to restrictions on transfers of ownership interests.  As a result, the primary beneficiary of MP Mask is the entity that is more closely associated with MP Mask.  The Company considered several factors to determine whether it or Photronics is more closely associated with the joint venture.  The most important factor was the nature of the joint venture’s operations relative to the Company and Photronics.  Based on those factors, the Company determined that it is more closely associated with the joint venture and therefore is the primary beneficiary.  Accordingly, the financial results of MP Mask are included in the Company’s consolidated financial statements and all amounts pertaining to Photonics’ interest in MP Mask are reported as noncontrolling interests in subsidiaries.

Total MP Mask assets and liabilities included in the Company’s consolidated balance sheets are as follows:

As of	September 3, 2009	August 28, 2008

Current assets	$25	$27
Noncurrent assets (primarily property, plant and equipment)	97	121
Current liabilities	8	11

Amounts exclude intercompany balances that are eliminated in the Company’s consolidated balance sheets.

The creditors of MP Mask have recourse only to the assets of MP Mask and do not have recourse to any other assets of the Company.

In 2008, the Company completed the construction of a facility to produce photomasks and sold the facility to Photronics under a build to suit lease agreement, with quarterly payments through January 2013.  On May 19, 2009, the Company and Photronics entered into an agreement whereby the Company repurchased the facility from Photronics for $50 million and leased the facility to Photronics under an operating lease providing for quarterly lease payments aggregating $41 million through October 2014.

TECH Semiconductor Singapore Pte. Ltd.

Since 1998, the Company has participated in TECH Semiconductor Singapore Pte. Ltd. (“TECH”), a semiconductor memory manufacturing joint venture in Singapore among the Company, Canon Inc. and Hewlett-Packard Company (“HP”).
The financial results of TECH are included in the Company’s consolidated financial statements and all amounts pertaining to Canon Inc. and HP are reported as noncontrolling interests in subsidiaries.  The Company began consolidating TECH’s financial results in 2006.

The shareholders’ agreement for the TECH joint venture expires in April 2011, but automatically extends for 10 years unless one or more of the shareholders provides a non-extension notification.  In the first quarter of 2010, TECH received a notice from HP that it does not intend to extend the TECH joint venture beyond April 2011.  The Company is working with HP and Canon to reach a resolution of the matter.  The parties’ inability to reach a resolution of this matter prior to April 2011 could result in the dissolution of TECH.

In the second quarter of 2009, the Company entered into a term loan agreement with the EDB that enabled the Company to borrow up to $300 million Singapore dollars at 5.4%.  The Company was required to use the proceeds from any borrowings under the facility to make equity contributions to TECH.  On February 27, 2009, the Company drew $150 million Singapore dollars under the facility and used the proceeds to purchase shares of TECH for $99 million.  On June 2, 2009, the Company drew the remaining $150 million Singapore dollars under the facility and purchased additional shares of TECH for $99 million.  Additionally, on August 27, 2009, the Company purchased shares of TECH for $60 million.  As a result, the Company’s interest in TECH increased from approximately 73% as of August 28, 2008 to approximately 85% in August 2009.  As a result of these share purchases, the Company reduced noncontrolling interests by $87 million during 2009.  Because the cost of the noncontrolling interest acquired was below carrying value, the Company’s carrying value for TECH’s property, plant and equipment was also reduced $87 million.  (See “Debt” note.)

In March 2007, the Company acquired all of the shares of TECH common stock held by the Singapore Economic Development Board for approximately $290 million, increasing the Company’s ownership interest in TECH from 43% to 73%.

TECH’s cash and marketable investment securities ($188 million as of September 3, 2009) are not anticipated to be available to pay dividends of the Company or finance its other operations.  As of September 3, 2009, TECH had $548 million outstanding under a credit facility which is collateralized by substantially all of the assets of TECH (carrying value of approximately $1,498 million as of September 3, 2009) and contains covenants that, among other requirements, establish certain liquidity, debt service coverage and leverage ratios, and restrict TECH’s ability to incur indebtedness, create liens and acquire or dispose of assets.  As of September 3, 2009, the Company was in compliance with these covenants.  In the first quarter of 2010, TECH modified its debt covenants.  In connection with the modification, the Company has guaranteed approximately 85% of the outstanding amount borrowed under TECH’s credit facility and the Company’s guarantee could increase up to 100% of the outstanding amount borrowed under the facility based on further increases in the Company’s ownership interest in TECH and other conditions.  (See “Debt” note.)

Acquisition of Avago Technologies Limited Image Sensor Business (“Avago”)

On December 11, 2006, the Company acquired the CMOS image sensor business of Avago.  The acquisition provided the Company with an experienced imaging team, select imaging products and intellectual property relating to Avago’s image sensor business.  The Company acquired Avago for $63 million in cash.  The Company recorded total assets of $64 million (including intangible assets of $17 million and goodwill of $46 million) and total liabilities of $1 million.  The acquired goodwill is not deductible for tax purposes.  The Company’s results of operations subsequent to the acquisition date include the CMOS image sensor business acquired from Avago which is included in All Other segments.  Mercedes Johnson, a member of the Company’s Board of Directors, was the Senior Vice President, Finance and Chief Financial Officer of Avago at the time of the transaction.  Ms. Johnson recused herself from all deliberations of the Company’s Board of Directors concerning this transaction.

Segment Information

In 2009, the Company had two reportable segments, Memory and Imaging.  In the first quarter of 2010, Imaging no longer met the quantitative thresholds of a reportable segment and management does not expect that Imaging will meet the quantitative thresholds in future years.  As a result, Imaging was no longer considered a reportable segment and was included in the Company’s All Other nonreportable segments.  All amounts have been recast to reflect Imaging in All Other.  The Memory segment’s primary products are DRAM and NAND Flash memory.  Operating results of All Other primarily reflect activity of Imaging and also include activity of the Company’s microdisplay and other operations.  Subsequent to the sale of a 65% interest in Aptina on July 10, 2009, the Company continues to manufacture products for Aptina under a wafer supply agreement and also provides services to Aptina.  The results of this continuing Imaging activity are reflected in All Other.  Segment information reported below is consistent with how it is reviewed and evaluated by the Company’s chief operating decision makers and is based on the nature of the Company’s operations and products offered to customers.  The Company does not identify or report depreciation and amortization, capital expenditures or assets by segment.  (See “Equity Method Investments – Aptina” note.)

	2009	2008	2007

Net sales:
Memory	$4,290	$5,188	$5,001
All Other	513	653	687
Total consolidated net sales	$4,803	$5,841	$5,688

Operating income (loss):
Memory	$(1,500)	$(1,564)	$(288)
All Other	(176)	(31)	8
Total consolidated operating income (loss)	$(1,676)	$(1,595)	$(280)

Certain Concentrations

Approximately 30% of the Company’s net sales for 2009 were to the computing market, including desktop PCs, servers, notebooks and workstations.  Sales to Intel were 20% of the Company’s net sales in 2009 and were included in the Memory segment.  Sales of DRAM, NAND Flash and CMOS image sensor products constituted 50%, 39% and 11%, respectively, of the Company’s net sales for 2009.  Certain components used by the Company in manufacturing semiconductor products are available from a limited number of suppliers.

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash, investment securities and trade receivables.  The Company invests through high-credit-quality financial institutions and, by policy, generally limits the concentration of credit exposure by restricting investments with any single obligor.  A concentration of credit risk may exist with respect to receivables as a substantial portion of the Company’s customers are affiliated with the computing industry.  The Company performs ongoing credit evaluations of customers worldwide and generally does not require collateral from its customers.  Historically, the Company has not experienced significant losses on receivables.  The Company’s Capped Call instruments expose the Company to credit risk to the extent that the counter parties may be unable to meet the terms of the agreement.  The Company seeks to mitigate such risk by limiting its counter parties to major financial institutions and by spreading the risk across several major financial institutions.  In addition, the potential risk of loss with any one counter party resulting from this type of credit risk is monitored on an ongoing basis.  (See “Shareholders’ Equity – Capped call transactions” note.)

Geographic Information

Geographic net sales based on customer ship-to location were as follows:

	2009	2008	2007

China	$1,242	$1,372	$1,064
Asia Pacific (excluding China, Malaysia and Taiwan)	990	1,660	1,448
United States	928	1,486	1,719
Malaysia	542	173	215
Europe	470	559	666
Taiwan	447	304	309
Other	184	287	267
	$4,803	$5,841	$5,688

Net property, plant and equipment by geographic area were as follows:

	2009	2008	2007

United States	$4,679	$6,012	$6,546
Singapore	2,066	2,345	1,212
Italy	180	259	268
Japan	112	171	226
Other	52	32	27
	$7,089	$8,819	$8,279

Quarterly Financial Information (Unaudited)
(in millions except per share amounts)

2009	First Quarter	Second Quarter	Third Quarter	Fourth Quarter

Net sales	$1,402	$993	$1,106	$1,302
Gross margin	(449)	(267)	107	169
Operating loss	(672)	(709)	(246)	(49)
Net loss	(731)	(814)	(334)	(114)
Net loss attributable to Micron	(718)	(763)	(301)	(100)

Diluted loss per share	$(0.93)	$(0.99)	$(0.37)	$(0.12)

2008	First Quarter	Second Quarter	Third Quarter	Fourth Quarter

Net sales	$1,535	$1,359	$1,498	$1,449
Gross margin	5	(43)	48	(65)
Operating loss	(260)	(772)	(225)	(338)
Net loss	(269)	(781)	(252)	(363)
Net loss attributable to Micron	(272)	(787)	(244)	(352)

Diluted loss per share	$(0.35)	$(1.02)	$(0.32)	$(0.46)

The following adjustments have been applied to the tables above to reflect the retrospective application of new accounting standards for noncontrolling interests and certain convertible debt instruments.  (See “Adjustments for Retrospective Application of New Accounting Standards” note.)

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
As Previously Reported:
2009
Gross margin	$(449)	$(267)	$107	$170
Operating loss	(672)	(708)	(246)	(49)
Net loss	(706)	(751)	(290)	(88)
Net loss attributable to Micron	--	--	--	--
Diluted loss per share	(0.91)	(0.97)	(0.36)	(0.10)
2008
Net loss	(262)	(777)	(236)	(344)
Net loss attributable to Micron	--	--	--	--
Diluted loss per share	$(0.34)	$(1.01)	$(0.30)	$(0.45)

Effect of Adoption of Noncontrolling Interests and Convertible Debt:
2009
Gross margin	$--	$--	$--	$(1)
Operating loss	--	(1)	--	--
Net loss	(25)	(63)	(44)	(26)
Net loss attributable to Micron	(718)	(763)	(301)	(100)
Diluted loss per share	(0.02)	(0.02)	(0.01)	(0.02)
2008
Net loss	(7)	(4)	(16)	(19)
Net loss attributable to Micron	(272)	(787)	(244)	(352)
Diluted loss per share	$(0.01)	$(0.01)	$(0.02)	$(0.01)

The results of operations for the second quarters of 2009 and 2008 included charges of $58 million and $463 million, respectively, to write off all the goodwill associated with the Company’s All Other and Memory segments, respectively.

The Company’s results of operations for the second and first quarters of 2009 included charges of $234 million and $369 million, respectively, to write down the carrying value of work in process and finished goods inventories of memory products (both DRAM and NAND Flash) to their estimated market values.  The Company’s results of operations for the fourth, second and first quarters of 2008 included charges of $205 million, $15 million and $62 million, respectively, to write down the carrying value of work in process and finished goods inventories of memory products to their estimated market values.  As charges to write down inventories are recorded in advance of when inventories are sold, gross margins in subsequent periods are higher than they otherwise would be.

In the fourth quarter of 2009, the Company sold a 65% interest in its Aptina business.  In connection therewith, in the third quarter of fiscal 2009, the Company recorded a charge of $53 million for the sale and in the fourth quarter, recorded a credit of $12 million to adjust the estimated loss to the final loss of $41 million.

In the fourth quarter of 2008, costs of goods sold benefited by $70 million due to settlements of pricing adjustments with certain suppliers.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders
of Micron Technology, Inc.

In our opinion, the consolidated financial statements listed in the accompanying index appearing under Item 8 present fairly, in all material respects, the financial position of Micron Technology, Inc. and its subsidiaries at September 3, 2009 and August 28, 2008, and the results of their operations and their cash flows for each of the three years in the period ended September 3, 2009 in conformity with accounting principles generally accepted in the United States of America.  In addition, in our opinion, the financial statement schedule listed in the accompanying index appearing under Item 8 presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of September 3, 2009, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).  The Company's management is responsible for these financial statements and financial statement schedule, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in Management’s Report on Internal Control Over Financial Reporting (not presented herein) appearing under Item 9A of the Company's 2009 Annual Report on Form 10-K.  Our responsibility is to express opinions on these financial statements, on the financial statement schedule, and on the Company's internal control over financial reporting based on our integrated audits.  We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects.  Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation.  Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk.  Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

As discussed in the Adjustment for Retrospective Application of New Accounting Standards note to the consolidated financial statements, the Company changed the manner in which it accounts for certain convertible debt instruments and the manner in which it accounts for noncontrolling interests effective September 4, 2009.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.  A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements.  Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ PricewaterhouseCoopers LLP
San Jose, California
October 28, 2009, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the change in accounting for convertible debt instruments and noncontrolling interests discussed in the Adjustment for Retrospective Application of New Accounting Standards note, as to which the date is March 4, 2010.

MICRON TECHNOLOGY, INC.
SCHEDULE II
VALUATION AND QUALIFYING ACCOUNTS
(in millions)

	Balance at Beginning of Year	Debt Discount and Business Acquisitions	Charged (Credited) to Costs and Expenses	Deductions/ Write-Offs	Balance at End of Year

Allowance for Doubtful Accounts
Year ended September 3, 2009	$2	$--	$5	$(2)	$5
Year ended August 28, 2008	4	--	(1)	(1)	2
Year ended August 30, 2007	4	--	1	(1)	4

Deferred Tax Asset Valuation Allowance
Year ended September 3, 2009	$1,440	$--	$572	$(6)	$2,006
Year ended August 28, 2008	998	--	460	(18)	1,440
Year ended August 30, 2007	915	(160)	223	20	998